Exhibit 10.8

DRY SAND TOLLING AGREEMENT

between

Superior Silica Sands LLC

and

Midwest Frac and Sands LLC

Dated July 17, 2012

Table of Contents

Article 1 Definitions; Interpretation		1

1.1	Definitions	1
1.2	Interpretation	1
1.3	Calculation of Wet Sand Quantities	2

Article 2 Effective Date; Term		2

2.1	Effectiveness; Term	2
2.2	Supply Period	3

Article 3 Construction of Dry Plant; Operations		3

3.1	Construction of the Dry Plant	3
3.2	Stock Pile Areas	3
3.3	Rolling Stock	4
3.4	Permits	4
3.5	Commissioning Tests; Achievement of Dry Plant Completion Date	4
3.6	Submission of Reports and Information	4
3.7	Maintenance in Good Working Order; Prudent Operations	5

Article 4 Drying of Producer Wet Sand; Supply to Stock Pile		5

4.1	Drying of Wet Sand	5
4.2	Quantity Limitations	5
4.3	Estimated Requirements; Dry Sand Production Orders	6
4.4	Delivery of Wet Sand	7
4.5	Stock Pile Management	7
4.6	Free of Encumbrances	9

Article 5 Delivery of Dry Sand to Tender Point		9

5.1	Order for Delivery	9
5.2	Delivery of Dry Sand	9
5.3	Delivery to be by Rail	9
5.4	Terms of Loading	10
5.5	Byproduct Disposal	10

Article 6 Failure to Supply		11

6.1	SSS’s Failure to Supply	11

Article 7 Transfer of Dry Sand		11

7.1	Transfer of Dry Sand	11

i

Article 8 Measurement		11

8.1	Weight Determination	11
8.2	Sampling and Analysis	12

Article 9 Operating Procedures		12

9.1	Operating Procedures	12

Article 10 Quality; Off-Spec Deliveries		13

10.1	Wet Sand Quality	13
10.2	Dry Sand Quality	14
10.3	Inspection	14

Article 11 Compliance with Law		14

11.1	Compliance with Law	14

Article 12 Prices		15

12.1	Prices	15

Article 13 Billing and Payment		15

13.1	Billing	15
13.2	Payment	16
13.3	Payment Disputes	17
13.4	Supporting Data	17

Article 14 Risk of Loss; Title		18

14.1	Risk of Loss; Title	18
14.2	Release of Stockpiled Wet Sand	18

Article 15 Taxes		18

15.1	Taxes Applicable to Producer	18
15.2	Taxes Applicable to SSS	18

Article 16 Insurance		19

16.1	Maintenance of Insurance Policies	19
16.2	Event of Loss	19
16.3	Certificates of Insurance	19
16.4	Insurance Reports	20
16.5	No Limitation on Liability	20

Article 17 Representations and Warranties		20

17.1	Representations and Warranties of Producer	20
17.2	Representation and Warranties of SSS	21

Article 18 Indemnification		22

18.1	Indemnification	22
18.2	Limitation on Indemnification	23
18.3	Defense of Claims	23

Article 19 Limitation of Liability		24

19.1	Limitation of Liability	24

Article 20 Default; Termination		25

20.1	Producer Events of Default	25
20.2	SSS Events of Default	26
20.3	Termination Notice	27
20.4	Obligations Following Termination Notice	27
20.5	Other Remedies	27

Article 21 Force Majeure		28

21.1	Force Majeure	28
21.2	Notification Obligations	29
21.3	Duty to Mitigate	30
21.4	Delays Caused by Force Majeure	30
21.5	Payment During Force Majeure Event	30
21.6	Right to Terminate Following a Force Majeure Event	31

Article 22 Dispute Resolution		31

22.1	Applicability of Resolution Procedures	31
22.2	Management Discussions	31
22.3	Litigation	31
22.4	Obligations Continue	32
22.5	Injunctive Relief	32
22.6	Survival	32

Article 23 Miscellaneous		32

23.1	Notices	32
23.2	Amendment	32
23.3	Survival	32
23.4	Third Party Beneficiaries	33
23.5	No Waiver	33
23.6	Relationship of the Parties	33
23.7	Expenses of the Parties	33

23.8	Consent	33
23.9	Governing Law	33
23.10	Entirety	34
23.11	Assignment	34
23.12	Contracting	34
23.13	Confidentiality	34
23.14	No Liability for Review	35
23.15	Counterparts	35
23.16	Further Assurances	36
23.17	Severability	36
23.18	Partial Invalidity	36

Schedule 1	Definitions
Schedule 2	Methodology for Establishing Prices
Schedule 3	Insurance
Schedule 4	Acceptable Wet Sand Quality Parameters
Schedule 5	Contract Dry Sand Quality
Schedule 6	Procedures for Determining Dry Sand Weight
Schedule 7	Quality Analysis Procedures
Schedule 8	Testing Procedures
Schedule 9	Technical Specifications
Schedule 10	Site
Schedule 11	Governmental Approvals to be Obtained by Producer
Schedule 12	Specified Governmental Approvals to be Obtained by SSS
Schedule 13	Estimated Construction Schedule
Schedule 14	Notices

THIS DRY SAND TOLLING AGREEMENT (this “Agreement”) is made as of the        day of July 2012 (the “Execution Date”) by and between:

(1)                                 Midwest Frac and Sands LLC (“Producer”), a limited liability company organized with its principal office located at 632 US Hwy 8 Turtle Lake, WI 54889; and

(2)                                 Superior Silica Sands LLC (“SSS”), a Texas limited liability company.

Each of Producer and SSS is hereinafter referred to as a “Party” and, collectively, as the “Parties.”

RECITALS

A.                                    Producer will require a supply of Dry Sand (as hereinafter defined) for its own use in supplying to Producer’s customers;

B.                                    Producer has available Wet Sand (as hereinafter defined) that it requires be converted to Dry Sand; and

C.                                    Producer desires that SSS convert Producer’s Wet Sand to Dry Sand, and SSS desires to supply and deliver to Producer at the Dry Sand Silos (as hereinafter defined) and at the Tender Delivery Point (as hereinafter defined) Dry Sand for Producer’s own use in supplying to Producer’s customers, each in the quantities and pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the promises and mutual covenants contained herein, and intending to be legally bound, the Parties hereby agree as follows:

Article 1
Definitions; Interpretation

1.1                               Definitions

Unless otherwise required by the context in which a term appears, capitalized terms (whether stated in the singular or plural, present, future, or past tense) shall have the meaning specified in Schedule 1.

1.2                               Interpretation

(a)                                 In this Agreement, unless a clear contrary intention appears:  (i) the singular number includes the plural number, and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) “hereunder,” “hereof,”

“hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section, Schedule, or other provision hereof; (vi) “including” (and with correlative meaning “include” or “includes”) means including without limiting the generality of any description preceding such term; (vii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (viii) references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto.  Captions and headings in this Agreement are for reference only and do not constitute a part of the substance of this Agreement and shall not be considered in construing this Agreement.  References in the body of this Agreement to Articles, Sections, and Schedules (and Annexes thereof) are to Articles and Sections of and Schedules (and Annexes thereof) to this Agreement, unless stated otherwise.  References in any Schedule to Articles, Sections, and Annexes are references to Articles, Sections, and Annexes of that Schedule, unless stated otherwise.  References in any Schedule (or Annex thereto) to Articles and Sections of the Agreement are references to the body of this Agreement, unless stated otherwise.

(b)                                 In carrying out its obligations and duties, and in providing estimates under this Agreement, each Party shall have an implied obligation of good faith.

(c)                                  This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(d)                                 To the extent there exists a conflict between any provisions of this Agreement and any Schedule or Annex, the provisions of this Agreement shall prevail.

1.3                               Calculation of Wet Sand Quantities

The quantities of Wet Sand referred to in Section 4.2.1 and in other provisions of this Agreement referencing Wet Sand quantities are based on Wet Sand having a nominal value of 80% +#50 mesh content.  If the average mesh content of the Wet Sand delivered to SSS during any relevant period is more or less than this value, such quantities shall be adjusted accordingly.

Article 2
Effective Date; Term

2.1                               Effectiveness; Term

This Agreement shall commence and become effective on the Execution Date and shall, unless terminated earlier in accordance with its terms, remain in force until the earlier of:  (i) the expiration of the Supply Period; or (ii) the expiration of the “Supply Period” under the Wet Sand Supply Agreement (the “Term”).

2.2                               Supply Period

(a)                                 The “Supply Period” shall commence on the later of the Dry Plant Completion Date and the Wet Plant Completion Date and shall expire upon the end of the 10th Agreement Year.

(b)                                 SSS shall give to Producer:

(i)                                     ten (10) Days’ notice of the date on which SSS expects the Dry Plant Completion Date will occur; and

(ii)                                  notice of the occurrence of the Dry Plant Completion Date on the Day thereof.

Article 3
Construction of Dry Plant; Operations

3.1                               Construction of the Dry Plant

(a)                                 SSS shall enter into a subcontract (the “D/B Subcontract”) with a Contractor (“D/B Contractor”) pursuant to which SSS shall retain D/B Contractor to perform all design services required and to construct the Dry Plant in accordance with this Agreement.

(b)                                 SSS shall take all commercially reasonable actions necessary to achieve the Construction Start Date as soon as possible following the Execution Date.

(c)                                  SSS shall ensure that the design, procurement, and construction of the Dry Plant shall be carried out with all proper skill and care and in all material respects in accordance with this Agreement, including the Technical Specifications, all applicable Laws, all applicable Governmental Approvals, and Prudent Construction/Operation Practices.

(d)                                 A proposed construction schedule, which includes an estimated Dry Plant Completion Date, is attached hereto as Schedule 13.  SSS provides no guarantee as to the estimated construction schedule in Schedule 13.

3.2                               Stock Pile Areas

(a)                                 SSS shall be responsible for establishing, maintaining, and operating the Wet Sand Stock Pile Area, Dry Sand Silos, and the Byproduct Stock Pile Area.

(b)                                 After the establishment of the Wet Sand Stock Pile Area, Producer shall provide to SSS Wet Sand reasonably sufficient to establish a base for the Wet Sand Stock Pile Area.  Neither Producer nor SSS shall have an obligation to make payment for any Wet Sand used to establish the Wet Sand Stock Pile Area or any processing of Wet Sand in connection therewith.

3.3                               Rolling Stock

SSS shall be responsible for acquiring, maintaining, and operating the Rolling Stock.

3.4                               Permits

(a)                                 Producer shall secure and maintain the Governmental Approvals listed in Schedule 11.

(b)                                 Except to the extent Producer is responsible for a Governmental Approval described in Section 3.4(a), SSS will be solely responsible for obtaining and maintaining, and shall obtain and maintain, throughout the term of this Agreement, all Governmental Approvals necessary for SSS to construct, install and operate the Dry Plant and Rolling Stock and otherwise perform its obligations under this Agreement, including all Governmental Approval listed in Schedule 12.  SSS will use commercially reasonable efforts to obtain such Governmental Approvals as expeditiously as possible and, upon request, shall provide a copy to Producer.

(c)                                  Each Party shall on a timely basis provide all customary and reasonably necessary support in connection with the other Party’s securing of Governmental Approvals under Section 3.4.

3.5                               Commissioning Tests; Achievement of Dry Plant Completion Date

3.5.1                     Test Procedures

After construction of the Dry Plant, SSS shall conduct testing of the Dry Plant in accordance with the Testing Procedures set forth in Schedule 8.  The “Dry Plant Completion Date” shall occur on such date that (1) the Dry Plant is tested in accordance with the Testing Procedures, and determined to satisfy the successful testing standards for achieving the Dry Plant Completion Date, set forth in Schedule 8; (2) SSS has obtained all insurance required under this Agreement; (3) SSS’s personnel have been mobilized by SSS as necessary to enable performance by SSS under this Agreement.

3.6                               Submission of Reports and Information

3.6.1                     Notification of Delay

SSS shall notify Producer promptly whenever it determines that the then expected date for achievement of the Dry Plant Completion Date the Dry Plant is unfeasible or inappropriate and shall specify a revised expected date for the Dry Plant Completion Date.

3.6.2                     Test Reports

SSS shall submit, or cause to be submitted, to Producer as soon as available, but no later than thirty (30) Days following the Commissioning Tests, copies of all results of the Commissioning Tests, including tests of major equipment included in the Dry Plant.

3.7                               Maintenance in Good Working Order; Prudent Operations

(a)                                 SSS shall maintain the Dry Plant and Rolling Stock in a condition such that it is capable of operation to produce Dry Sand and shall promptly inform Producer of any inability to operate in accordance with such contracted operating characteristics.  SSS shall maintain the Dry Plant (including all spares) and Rolling Stock in accordance with the Technical Specifications, all applicable Laws, all applicable Governmental Approvals, and Prudent Construction/Operation Practices.

(b)                                 SSS shall at all times operate the Dry Plant and Rolling Stock in accordance with the Technical Specifications, all applicable Laws, all applicable Governmental Approvals, and Prudent Construction/Operation Practices.  SSS shall ensure that its personnel are adequately qualified and trained and have experience as necessary and appropriate to undertake the duties for which they are engaged.

Article 4
Drying of Producer Wet Sand; Supply to Stock Pile

4.1                               Drying of Wet Sand

Subject to and in accordance with the terms and conditions contained herein, throughout the Supply Period:

(a)                                 SSS shall receive Wet Sand from Producer or a Producer Party at the Wet Sand Stock Pile Area as it is delivered by Producer or a Producer Party, SSS shall convert such Wet Sand to Dry Sand at the Dry Plant in a manner reasonably designed to produce the maximum amount of Dry Sand from such Wet Sand consistent with Prudent Construction/Operation Practice (the Parties acknowledging that a 4% loss factor, in addition to all appropriate adjustments for moisture content of Wet Sand, shall be considered consistent with Prudent Construction/Operation Practice, and in some circumstances a higher loss factor may be consistent with such standard), and SSS shall deliver such Dry Sand to the Dry Sand Silos as Producer may require; and

(b)                                 Producer shall receive such quantity of Dry Sand delivered at the Tender Delivery Point by SSS and shall pay the Dry Sand Production Price for the services provided by Producer in converting Wet Sand to Dry Sand, including all drying, storage, and delivery, in each case subject to the limitations described in Section 4.2.

4.2                               Quantity Limitations

4.2.1                     Dry Sand Production Orders; Quantities

During the Supply Period, the obligations of SSS under Section 4.1 shall be subject to the following limitations (subject to Section 1.3):

(a)                                 Dry Sand Production Orders:  a limit for any period covered in a Dry Sand Production Order for the drying of no more Wet Sand than the amount of Wet Sand specified in such Dry Sand Production Order made in accordance with the Operating Procedures (with each Monthly Dry Sand Production Order spread reasonably evenly across the Days of the Month);

(b)                                 Technical Specifications:  a limit for any period that is no more than set forth in the Technical Specifications set forth in Schedule 9 (including the maximum allocation to Producer of capacity in the Wet Sand Stock Pile Area, the Byproduct Stockpile Area, and the Dry Sand Silos);

(c)                                  Monthly Contract Quantity:  a limit for each Agreement Month during the Supply Period for the drying of [***] tons of Wet Sand (the “Monthly Contract Quantity”);

(d)                                 Annual Contract Quantity:  a limit for each Agreement Year during the Supply Period for the drying of [***] tons of Wet Sand (the “Annual Contract Quantity”); and

(e)                                  Total Contract Quantity:  a limit of [***] times the Annual Contract Quantity over the Supply Period.

4.3                               Estimated Requirements; Dry Sand Production Orders

4.3.1                     Estimated Dry Sand Production Requirements

Not later than ten (10) Days prior to the estimated Dry Plant Completion Date, and not later than ten (10) Business Days prior to the beginning of each Agreement Month thereafter, Producer shall provide SSS with a non-binding, good faith estimate for Dry Sand to be delivered to the Dry Sand Silos for the following Agreement Month and for each Agreement Month for the subsequent eleven Agreement Months (a “12-Month Rolling Forecast”).

4.3.2                     Dry Sand Production Orders

Producer shall give notice in accordance with the Operating Procedures (such notice, the “Dry Sand Production Order”) to SSS of the total quantity of Wet Sand Producer requires to be dried for delivery to the Dry Sand Silos during each Month.

4.3.3                     Variation from Dry Sand Production Orders

(a)                                 Producer shall work to adhere to a Dry Sand Production Order but shall have the right to reasonably adjust such deliveries should a significant unplanned event arise.  Following a communication from Producer of such need for adjustment, SSS shall use reasonable efforts to accommodate such deviation, but in doing so shall be under no obligation to alter its own Dry Sand production plans from SSS’s own Wet Sand.

(b)                                 SSS shall communicate to Producer in accordance with the Operating Procedures any significant unplanned event that may cause deviations in Dry Sand deliveries, if reasonably practicable; provided, however, SSS’s communications under this

Section 4.3.3(b) shall not limit Producer’s obligations under Article 6 or otherwise limit Producer’s remedies under this Agreement.

4.4                               Delivery of Wet Sand

4.4.1                     Terms of Producer’s Wet Sand Delivery

Producer shall be responsible for procuring all Wet Sand to be processed at the Dry Plant by SSS.  Producer may at any time during the Term deliver Wet Sand to the Wet Sand Stock Pile Area, subject to the following limitations:

(a)                                 Producer shall not deliver, and shall cause the Producer Parties to not deliver, Wet Sand to the Wet Sand Stock Pile Area until after receiving from SSS the ten (10) Day notice described in Section 2.2(b)(i);

(b)                                 Producer shall not deliver, and shall cause the Producer Parties to not deliver, more Wet Sand than can be held in the Wet Sand Stock Pile Area in accordance with the Technical Specifications; and

(c)                                  Producer shall not deliver, and shall cause the Producer Parties to not deliver, Wet Sand other than Monday through Saturday from 7:00 a.m. to 7:00 p.m. (Central Time), with the exception of the following holidays:  New Year’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, the day after Thanksgiving Day and Christmas Day.

4.4.2                     Grant of Necessary Property Rights

SSS hereby grants to Producer a non-exclusive right of access to, on, over, across, and within the Site for use by Producer and the Producer Parties, with all equipment and machinery, as may be necessary to enable Producer to:

(a)                                 deliver Wet Sand to the Wet Sand Stock Pile Area;

(b)                                 accept Dry Sand Byproduct or Dry Sand; and

(c)                                  otherwise perform Producer’s obligations under this Agreement.

Such right of access shall be effective as of the Dry Plant Completion Date and shall remain effective until the end of the Supply Period.

4.5                               Stock Pile Management

(a)                                 SSS shall, throughout the Supply Period, be responsible for the Wet Sand Stock Pile Area, Dry Sand Silos, and the Byproduct Stock Pile Area.  SSS shall, throughout the Term, be responsible for operating and maintaining the Wet Sand Stock Pile Area, Dry Sand Silos, and the Byproduct Stock Pile Area and managing all Wet Sand, Dry Sand Byproduct, and Dry Sand thereon.  SSS shall maintain the Dry Sand in the Dry Sand Silos in a condition consistent with the Dry Sand requirements set forth in Schedule 5.

SSS may intermingle Dry Sand produced hereunder with SSS’s dry sand produced under other agreements and stored in the Dry Sand Silos.  SSS shall not intermingle other Wet Sand or any other products with Producer’s Wet Sand or Dry Sand Byproduct in the Wet Sand Stock Pile Area or the Byproduct Stock Pile Area and shall be responsible for any loss or deterioration of Producer’s Wet Sand, Dry Sand Byproduct, or Dry Sand at the Wet Sand Stock Pile Area, Dry Sand Silos, and the Byproduct Stock Pile Area.

(b)                                 Within five (5) days following the conclusion of each Agreement Year, SSS shall retain an independent third-party to conduct at SSS’s cost an inventory of the Dry Sand in the Dry Sand Silos to determine the Product Loss Factor, if any.  The “Product Loss Factor” is the percentage of Dry Sand which SSS has produced and placed in the Dry Sand Silos during the Agreement Year that is lost, damaged, contaminated or cannot otherwise reasonably be taken or used by Producer, including the initial deposit of Wet Sand used to line the Wet Sand Stock Pile Area.  If the amount of Dry Sand which has been lost, damaged, contaminated or cannot otherwise reasonably be taken or used by Producer does not exceed two percent (2%) of the total amount of Dry Sand produced and placed by SSS in the Dry Sand Silos in the Agreement Year, the Product Loss Factor shall be deemed to be 0%.  Within ten (10) days following the conclusion of such inventory, SSS shall prepare and deliver to Producer an accounting of (i) pricing based on the initial estimate and adjustments thereto, (ii) the actual number of tons of Dry Sand produced and placed into the Dry Sand Silos, (iii) the Product Loss Factor, and (iv) the amount of overpayment by Producer as a result of any Product Loss Factor above two percent (2%), calculated using the price per ton applicable for such Agreement Year (or, if more than one price is applicable during such Agreement Year, then the average for such Agreement Year) and the conversion factor (reflecting the amount of Wet Sand converted to Dry Sand, for which the Dry Sand Production Price was paid) applicable during the Agreement Year.

(c)                                  In addition, the Product Loss Factor shall be determined following each Agreement Year with respect to Wet Sand in the Wet Sand Stock Pile Area that is lost, damaged, contaminated or otherwise not able to be reasonably taken by Producer.  In doing so, the provisions of Section 4.5(b) shall apply, as modified as the context requires, to calculate the amount of payment due from SSS in relation to the loss of such Wet Sand.

(d)                                 Producer may at any time request an additional mid-Agreement Year retesting of the Product Loss Factor at its sole cost in accordance with Section 4.5(b), and the provisions of Section 4.5(b) shall apply with regard to any losses identified through such retest.

(e)                                  Producer shall be responsible for setting the quantity of Dry Sand to be maintained in the Dry Sand Silos, subject to the reserved capacity specified in Schedule 9, through its management of the amount of Dry Sand produced to the Dry Sand Silos and the amount of Dry Sand delivered to the Tender Delivery Point, in each case as set forth in Dry Sand Production Orders.

4.6                               Free of Encumbrances

SSS shall take all measures necessary to ensure that all Wet Sand in the Wet Sand Stock Pile Area, all Dry Sand produced to the Dry Sand Silos, all Dry Sand delivered to the Tender Delivery Point, and all Dry Sand Byproduct will at all times be free and clear of all liens and other encumbrances.

Article 5
Delivery of Dry Sand to Tender Point

5.1                               Order for Delivery

In each order for the delivery of Dry Sand to the Tender Delivery Point in an upcoming Day (a “Dry Sand Tender Order”), Producer shall have the right to specify the quantity of any Dry Sand previously delivered to the Dry Sand Silos that Producer requires (subject to the arrival of Producer’s or a Producer Party’s railcars) to be delivered by SSS to the Tender Delivery Point.

5.2                               Delivery of Dry Sand

Subject to and in accordance with the terms and conditions contained herein, throughout the Supply Period and within a reasonable period following the arrival of Producer’s (or a Producer Party’s) railcars, SSS shall use reasonable efforts to deliver at the Tender Delivery Point to Producer and place in such railcars such Dry Sand as Producer may have required in a Dry Sand Tender Order on the Day for which such Dry Sand is ordered, subject to the limitations described in Section 5.3 and Section 5.4.

5.3                               Delivery to be by Rail

(a)                                 Producer shall endeavor to send railcars (such railcars not to exceed 44 feet in length) leased or owned by Producer to SSS’s Facility in sufficient quantities to transport the Dry Sand from SSS’s Facility to a destination designated by Producer.  SSS shall have no obligation to arrange for the transportation of Producer’s Dry Sand utilizing trucks or railcars managed by SSS.  SSS shall exclusively use Producer railcars for the transportation of Producer’s Dry Sand.

(b)                                 Producer shall contract directly with carrier and transportation providers for the collection and transportation of Dry Sand from the Dry Plant.  Charges for freight and all related costs for transportation of the Dry Sand to the destination designated by Producer shall be paid by Producer; provided, however, SSS shall be responsible for reasonable demmurage charges incurred by Producer to the extent caused entirely by SSS.

(c)                                  Producer shall be responsible at its own expense for assuring that all railcars and equipment used by the Producer Parties to transport Dry Sand shall be maintained and operated at all times in a safe manner and in compliance with all applicable laws and reasonable safety rules established by Producer.  Producer shall indemnify and hold harmless SSS for any damages, fines, liabilities, expenses or losses incurred as the result of a failure of Producer or a Producer Party to operate railcars in such manner.  SSS shall not be responsible for any loss or damage to any railcars or other property of any of the Producer Parties unless the cause of such loss or damage is due to the negligence or willful misconduct of SSS.

(d)                                 SSS shall not be obligated to provide Producer with track storage in excess of 1,500 feet of track (the “Track Allotment”) at any given time.  SSS shall use commercially reasonable efforts to accommodate Producer railcar storage in excess of the Track Allotment but shall reserve the right to refuse delivery of, or place into storage at Producer’s sole cost, any Producer railcars that will not fit within the Track Allotment.  SSS shall not be obligated to reserve track space for more than 48 hours for any Producer railcar exhibiting maintenance issues (including, without limitation, leaks and malfunctioning gates) which would prohibit shipment of such railcar.  Upon the expiration of the storage period, SSS shall have the right to require removal of such railcar at Producer’s cost.

(e)                                  SSS is entitled to reject Producer railcars for loading that are not reasonably clean and free of contaminants, impurities or materials (including left-over sand).  Producer shall, upon SSS’s reasonable rejection, be responsible for providing a clean substitute railcar.  If the Dry Sand cannot be loaded because Producer did not provide clean railcars, such Producer railcar shall be deemed not to have been delivered for loading purposes.

5.4                               Terms of Loading

(a)                                 SSS shall utilize Dry Sand from the Dry Sand Silos at any time as necessary to load Dry Sand onto Producer’s railcars in accordance with the terms of this Agreement.

(b)                                 The Dry Sand in the Dry Sand Silos shall be ready for delivery to the Tender Delivery Point throughout each Agreement Year on Monday through Saturday from 7:00 a.m. to 7:00 p.m. (Central Time) and the following holidays:  New Year’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, the day after Thanksgiving Day and Christmas Day.

(c)                                  SSS shall load Producer’s or the Producer Party’s railcars with a quantity of Dry Sand not greater than the maximum weight limit permitted by the rail carrier.

(d)                                 SSS shall have no obligation to perform more than one daily shipment of loaded rail cars and one daily receipt of empty rail cars, subject in all cases to the terms of service provided to by the rail company.

5.5                               Byproduct Disposal

Producer will be entitled to pick up, free of charge, any Dry Sand Byproduct coming off the Dry Plant.  So long as picking up such Dry Sand Byproduct does not disrupt operations (at SSS’s reasonable discretion), SSS shall load, at no charge, the Dry Sand Byproduct into trucks for Producer at the Tender Delivery Point under the same terms as described in Section 5.4 (as modified as the context requires).  Producer shall have no obligation to pick up such Dry Sand

Byproduct, recognizing, however, that limits of the Byproduct Stock Pile Area may limit production of Dry Sand.

Article 6
Failure to Supply

6.1                               SSS’s Failure to Supply

To the extent that either SSS fails or is unable to deliver Dry Sand to the Dry Sand Silos as specified in a Dry Sand Production Order in accordance with the terms of this Agreement or SSS fails or is unable to deliver Dry Sand to the Tender Delivery Point as specified in a Dry Sand Tender Order in accordance with the terms of this Agreement, Producer’s sole remedy shall be as specified in Section 20.2(vi).

Article 7
Transfer of Dry Sand

7.1                               Transfer of Dry Sand

(a)                                 Subject to Section 7.1(b), SSS shall be entitled to use all Dry Sand stored in the Dry Sand Silos for its own purposes, including any of Producer’s Dry Sand stored in the Dry Sand Silos.

(b)                                 To the extent that SSS uses Dry Sand from the Dry Sand Silos such that the quantity of Dry Sand in the Dry Sand Silos is less than the quantity of Dry Sand to which Producer is then entitled, SSS shall be required to replace such quantities of Producer’s Dry Sand, at no charge to Producer, with Dry Sand of comparable quality, whether by procuring such replacement Dry Sand from third parties or by processing additional Wet Sand on behalf of Producer.

Article 8
Measurement

8.1                               Weight Determination

(a)                                 The procedures for establishing the weight of any Dry Sand delivered to the Dry Sand Silos shall be as specified in Schedule 6.

(b)                                 The procedures for establishing the weight of any Wet Sand delivered by SSS to the Wet Sand Stock Pile Area shall be as specified in Schedule 6, but modified as the context requires and with the exception that the “Primary Dry Sand Scales” will be those scales operated by SSS on the Site.

(c)                                  The procedures for establishing the weight of any Wet Sand processed by SSS and converted to Dry Sand shall be as specified in Schedule 6, but modified as the context requires and with the exception that the “Primary Dry Sand Scales” will be those scales operated by SSS and installed as a belt scale at the start of the Dry Plant where the Wet Sand enters for purposes of producing Dry Sand.

(d)                                 The procedures for establishing the weight of any Dry Sand delivered by SSS to the Tender Delivery Point shall be as specified in Schedule 6, but modified as the context requires and with the exception that the “Primary Dry Sand Scales” will be those scales operated by SSS on the Site.

8.2                               Sampling and Analysis

(a)                                 The procedures for undertaking all quality analysis of any Wet Sand delivered by Producer to the Wet Sand Stock Pile Area shall be as specified in Schedule 7, but modified as the context requires and with the exception that all sampling shall be reasonably drawn from the trucks used to deliver the Wet Sand to the Wet Sand Stock Pile Area.  No fewer than five trucks per Day shall be so sampled (or if fewer trucks are delivered, then no fewer than all of such trucks).

(b)                                 The procedures for undertaking all quality analysis of any Dry Sand tendered by SSS at the Tender Delivery Point shall be as specified in Schedule 7, but modified as the context requires and with the exception that (i) only the gradation analysis set procedures set forth in Section 1.3 of Schedule 7 shall be undertaken, and (ii) all sampling shall be reasonably drawn from the railcars used to accept delivery of the Dry Sand at the Tender Delivery Point.  No fewer than five railcars per Day shall be so sampled (or if fewer railcars are loaded, then no fewer than all of such railcars).

Article 9
Operating Procedures

9.1                               Operating Procedures

The “Operating Procedures” shall be as follows:

(a)                                 Dry Sand Production Order:  All Dry Sand Production Orders shall specify the amount of the Wet Sand to be dried and delivered to the Dry Sand Silos during the upcoming Month.  Dry Sand Production Orders shall (to the extent an order is to be placed) be delivered by 4:00 p.m. five (5) Business Days prior to the start of the Month in which the delivery to the Dry Sand Silos is required.  Dry Sand Production Orders (and any revision to any Dry Sand Production Order) may be communicated by Producer to SSS’s designees by email or by telephone.

(b)                                 Dry Sand Tender Order:  All Dry Sand Tender Orders shall specify the amount of the Dry Sand to be delivered to the Tender Delivery Point for each Day of the upcoming week.  Dry Sand Tender Orders shall (to the extent an order is to be placed) be delivered by 4:00

p.m. two (2) Business Days prior to the start of the week in which the delivery to the Tender Delivery Point is required.  Dry Sand Tender Orders (and any revision to any Dry Sand Tender Order) may be communicated by Producer to SSS’s designees by email or by telephone.

(c)                                  Safety Rules and Procedure:  When the operations or actions of the employees or contractors of one Party may affect the operations or safety of the facilities, employees or contractors of the other Party, such Party shall adhere to the safety rules and operating procedures established by the Party responsible for such operations or actions.

(d)                                 Other:  The Parties may agree on such other matters as may be necessary or desirable to facilitate operations, communications, safety, or other matters of mutual concern.

Article 10
Quality; Off-Spec Deliveries

10.1                        Wet Sand Quality

10.1.1              Wet Sand Quality

(a)                                 The Wet Sand delivered by Producer for conversion to Dry Sand hereunder shall be of a quality within the Acceptable Wet Sand Quality Parameters, as provided in Schedule 4.

10.1.2              Rejection; Effect of Rejection

(a)                                 If any Wet Sand delivered by Producer for conversion to Dry Sand hereunder is, with regard to one (1) or more of the Rejection Parameters, outside the Acceptable Wet Sand Quality Parameters or contains impurities proscribed in Section 10.1 or elsewhere in this Agreement, SSS shall, notwithstanding anything to the contrary in this Agreement, be entitled to reject such Non-Conforming Wet Sand.  In the event of such rejection, SSS shall have the right to exercise any of its rights and remedies provided in this Section 10.1.2 and elsewhere in this Agreement.

(b)                                 In the event SSS rejects Wet Sand pursuant to this Section 10.1.2, Producer shall be responsible for prompt removal of such Wet Sand, including the costs thereof.

(c)                                  Nothwithstanding the foregoing, in the event that SSS rejects Wet Sand solely on the basis of such Wet Sand having a moisture content in excess of five percent (5%), SSS shall have the option to either:

(i)                                     require Producer to remove such Wet Sand in accordance with Section 10.1.2(b); or

(ii)                                  permit such Wet Sand to remain in the Wet Sand Stock Pile Area until the moisture content of such Wet Sand no longer exceeds five percent (5%).

10.2                        Dry Sand Quality

10.2.1              Dry Sand Quality

(a)                                 Provided the Wet Sand delivered by Producer for conversion to Dry Sand is within the Acceptable Wet Sand Quality Parameters set forth in Schedule 4, the Dry Sand delivered at the Dry Sand Silos and the Tender Delivery Point by SSS to Producer hereunder shall be of a quality within the Acceptable Dry Sand Quality Parameters, as provided in Schedule 5.

(b)                                 SSS shall take all practical precautions to prevent delivering Dry Sand that is outside the Acceptable Dry Sand Quality Parameters or contains impurities proscribed in Section 10.2.1(a) or elsewhere in this Agreement unless Producer consents thereto on mutually agreed terms.

10.2.2              Claims for Non-Conforming Dry Sand

(a)                                 Provided the Wet Sand delivered by Producer for conversion to Dry Sand is within the Acceptable Wet Sand Quality Parameters set forth in Schedule 4, Producer may make claims for Non-Conforming Dry Sand delivered by SSS to Producer at the Dry Sand Silos or the Tender Delivery Point.  Any claim that Dry Sand delivered by SSS to Producer at the Dry Sand Silos or the Tender Delivery Point is Non-Conforming Dry Sand must be made in writing by Producer and received by SSS within thirty (30) days from the date of delivery of such Dry Sand.  SSS’s exclusive liability and Producer’s sole remedy in connection with any Non-Conforming Dry Sand shall be for SSS to replace such portion of Non-Conforming Dry Sand, at no charge to Producer, at the Tender Delivery Point by such reasonable date as Producer may request, or, at the option of SSS, and in the event that Producer has already paid for such Non-Conforming Dry Sand, to reimburse that portion of the Dry Sand Price that Producer paid for such Non- Conforming Dry Sand.  This provision does not cover nonconformity attributable to causes or occurrences beyond SSS’s control, including, but not limited to, misuse, mishandling, neglect, improper storage, improper alteration or improper application by Producer or by any third-party agent of Producer.

10.3                        Inspection

Producer may, at any reasonable time, after giving notice, inspect SSS’s facilities and operations.

Article 11
Compliance with Law

11.1                        Compliance with Law

Each of the Parties shall carry out its obligations hereunder in accordance with all applicable Laws.

Article 12
Prices

12.1                        Prices

(a)                                 The price per ton of Wet Sand processed by SSS and converted into Dry Sand (the “Dry Sand Production Price”) shall be calculated in accordance with the methodology set forth in Schedule 2.  The Dry Sand Production Price shall include all consideration for storing and drying Wet Sand and otherwise delivering Dry Sand to the Dry Sand Silos, and SSS shall be entitled to no payment therefor other than the Dry Sand Production Price.  In addition, the Dry Sand Production Price shall include all consideration for storing, loading, and otherwise delivering the Dry Sand to the Tender Delivery Point pursuant to this Agreement, and SSS shall be entitled to no payment therefor other than the Dry Sand Production Price.

(b)                                 The Dry Sand Production Price shall include the amount of sales tax that may be payable by SSS in connection with the sale of such Dry Sand, and no additional amount shall be due to SSS in connection with any sales tax.  SSS shall indemnify Producer and hold it harmless from all losses, damages, costs and expenses (including reasonable attorney’s fees) suffered or incurred by Producer as a result of any assessments of any such taxes at any time during the Term or thereafter.  The provisions of this Section 12.1(b) shall survive termination, or expiration of the Term of this Agreement.

Article 13
Billing and Payment

13.1                        Billing

13.1.1              SSS Invoices

At any time on or after the first (1st) Business Day and the fifteenth (15th) Day of each Month, SSS shall submit to Producer an invoice stated in dollars for any amounts due from Producer to SSS pursuant to this Agreement.  Such invoice shall include the following information:

(i)                                     the amount, in tons, of Wet Sand that SSS processed and converted into Dry Sand during the billing period;

(ii)                                  the amount, in tons, of Dry Sand that SSS delivered to the Dry Sand Silos during the billing period;

(iii)                               the amount, in tons, of Dry Sand that SSS delivered to the Tender Delivery Point during the billing period;

(iv)                              the applicable Dry Sand Production Price for Wet Sand processed and converted into Dry Sand during the billing period;

(v)           the total amount due for such billing period;

(vi)          the amount of damages due to SSS under this Agreement for the billing period; and

(vii)         any interest payable hereunder on an amount not paid by the Due Date with respect to a prior invoice, showing the calculation of such claimed interest in reasonable detail,

together with such supporting information as may reasonably be necessary to substantiate the amounts claimed in the invoice.

13.1.2     Producer Invoices

At any time after the first (1st) Business Day of each Month, Producer shall submit an invoice to SSS stated in dollars for any amounts due from SSS to Producer pursuant to this Agreement.  Such invoice shall include the following information:

(i)            the amount of damages due to Producer under this Agreement for the billing period; and

(ii)           any interest payable hereunder on an amount not paid by the Due Date with respect to a prior invoice, showing the calculation of such claimed interest in reasonable detail,

together with such supporting information as may reasonably be necessary to substantiate the amounts claimed in the invoice.

13.2        Payment

(a)           Subject to Section 13.3,

(i)            Producer shall pay SSS the amount shown on an invoice delivered in accordance with Section 13.1.1, less deductions for any disputed amounts or portions of amounts shown in the invoice, on or before the fifteenth (15th) Day following the Day the invoice is received by Producer (or, in the event such Day is not a Business Day, the next Business Day thereafter); and

(ii)           SSS shall pay Producer the amount shown on an invoice delivered in accordance with Section 13.1.2, less deductions for any disputed amounts or portions of amounts shown in the invoice, on or before the fifteenth (15th) Day following the Day the invoice is received by SSS (or, in the event such Day is not a Business Day, the next Business Day thereafter)

(in each case, the “Due Date”).

(b)           Unless otherwise specified in this Agreement, payments due under this Agreement shall be payable by electronic funds transfer to the account indicated by the Party to receive payment.

(c)           Each Party shall have the right to set off any amounts due and payable by it to the other Party under this Agreement against any and all amounts then due and payable to it by the other Party under this Agreement.  Such rights of set-off shall relate only to amounts that are then due and payable to and by a Party and are undisputed or have been determined to be payable pursuant Article 22.

(d)           Late payments by either Party of amounts due and payable under this Agreement shall bear interest at a rate per annum equal to the Delayed Payment Rate.

(e)           Payments received by either Party shall be applied against outstanding invoices on the “first in, first out” principle, so that the invoices that have been outstanding the longest (in whole or in part) shall be paid first.

13.3        Payment Disputes

13.3.1     Invoice Dispute Notice

At any time within three hundred sixty (360) Days after receipt of an invoice, a Party may serve notice (an “Invoice Dispute Notice”) on the other Party that the amount of such invoice (or part thereof) is in dispute.  Each Invoice Dispute Notice shall specify the invoice concerned and the amount in dispute, giving reasons as complete and as detailed as reasonably possible.  A Party shall be entitled to submit any Dispute relating to an invoice to Dispute resolution in accordance with Article 22, so long as it has delivered an Invoice Dispute Notice to the other Party in accordance with this Section 13.3.1.

13.3.2     Resolution Procedures

Upon resolution of the Dispute in accordance with Article 22 and without prejudice to the right of either Party to refer a Dispute to arbitration, any amounts disputed and not paid but determined to be owed by a Party or any amounts paid and determined not to be owed shall be paid or repaid to the other Party, as the case may be, within ten (10) Business Days after such resolution or determination, together with interest thereon from but excluding the date initially owed or paid until and including the date paid or repaid, as the case may be, at the Delayed Payment Rate.

13.4        Supporting Data

SSS shall maintain accurate and complete records and data, as reasonably necessary to calculate or confirm the correctness of the amount, in tons, of Wet Sand that SSS processed and all Dry Sand that SSS supplied to Producer during the preceding Month, the applicable Dry Sand Production Price for such Dry Sand, and any other claims for payment or recovery of costs or expenses made by SSS under this Agreement.  All such records and data shall be maintained for a period of not less than sixty (60) Months following the last date on which such data and information was relevant for claims by SSS for payment by Producer.

Article 14
Risk of Loss; Title

14.1        Risk of Loss; Title

(a)           SSS shall be responsible for the Dry Plant and the Rolling Stock prior to the Tender Delivery Point, and Producer shall be responsible for operations and maintenance prior to the Wet Sand Stock Pile Area and after taking delivery of Dry Sand or Dry Sand Byproduct.

(b)           Title to all Wet Sand, Dry Sand Byproduct, and Dry Sand under or pursuant to this Agreement shall remain with Producer; provided, however, care, custody and control of the Wet Sand shall pass from Producer to SSS upon delivery by Producer at the Wet Sand Stock Pile Area and care, custody and control of all Dry Sand and Dry Sand Byproduct shall pass from SSS to Producer at the Tender Delivery Point; and provided, further, that the Dry Sand produced pursuant to this Agreement and SSS’s dry sand stored together in the Dry Sand Silo shall be fungible, and title to such Dry Sand shall be treated accordingly.  Risk of loss shall be with the Party maintaining care, custody and control.

14.2        Release of Stockpiled Wet Sand

At the expiration of the Term of this Agreement, SSS shall release to Producer care, custody, and control of all Wet Sand, Dry Sand, and Dry Sand Byproduct on the Site.

Article 15
Taxes

15.1        Taxes Applicable to Producer

All present and future federal, state, local, or other lawful Taxes applicable to Producer arising from or in connection with its rights and obligations under this Agreement shall be paid by Producer as and when required.

15.2        Taxes Applicable to SSS

All present and future federal, state, local, or other lawful Taxes applicable to SSS arising from or in connection with its rights and obligations under this Agreement shall be paid by SSS as and when required.

Article 16
Insurance

16.1        Maintenance of Insurance Policies

16.1.1     Insurance Requirements

(a)           At its sole cost and expense, SSS shall obtain and maintain or cause to be obtained and maintained, such policies of insurance:

(i)            required by Section 1.1 of Schedule 3 (and satisfying the general conditions set forth in Section 1.2 of Schedule 3); or, if greater,

(ii)           that should be maintained in accordance with Prudent Construction/Operation Practices.

(b)           The insurance to be obtained and maintained by SSS under Section 16.1.1(a) shall be obtained from insurers from whom SSS is permitted under the law to purchase policies.

(c)           Each insurance policy shall be issued by an insurer (or reinsurer, to the extent reinsurance is obtained) of sound financial status.  Insurers (or any reinsurer) with whom SSS has policies of insurance shall be deemed to be “of sound financial status” if such insurers (or any reinsurers) have either an S&P “Claims-Paying Ability Rating” of at least A- or an A.M. Best “Financial Strength Rating” rating of at least A/VIII.  If such rating systems are discontinued, such insurers shall have a substantially similar rating.

16.2        Event of Loss

16.2.1     Notice of Damage or Loss

If any substantial or significant part of the Dry Plant or the Rolling Stock shall suffer a loss or an event occurs that prevents SSS from performing under this Agreement due to physical damage to a substantial portion of the Dry Plant or the Rolling Stock, SSS shall promptly, and in any case within five (5) Days after it has knowledge of such event, so notify Producer.

16.2.2     Event of Loss

If an event occurs that prevents SSS from performing under this Agreement due to physical damage to a substantial portion of the Dry Plant or the Rolling Stock, insurance proceeds shall have discretion as to the use of such proceeds.

16.3        Certificates of Insurance

16.3.1     Obligation to Provide

Within ten (10) Days of the Dry Plant Completion Date, and at each policy renewal thereafter (but, in any event, at least annually), SSS shall cause its insurers or agents to provide Producer with certificates of insurance evidencing the policies and endorsements taken out pursuant to Section 16.1, including the name and address of the insurer, type, basic coverage, and name of insured and “additional insureds.”

16.3.2     Failure to Provide Evidence of Insurance

(a)           If SSS fails to provide evidence of insurance as required under Section 16.3.1, Producer may itself take out such insurance and pay such premiums as may be necessary to maintain it in force.

(b)           Producer may recover from SSS any amount paid by Producer to obtain insurance as provided under Section 16.3.2(a).

(c)           Failure by Producer to obtain the insurance coverage permitted under Section 16.3.2(a) shall not relieve SSS of its insurance obligations under this Article 16 or otherwise limit SSS’s obligations or liabilities under this Agreement.

16.4        Insurance Reports

SSS shall provide Producer with copies of any technical underwriters’ reports or other technical reports received by SSS from any insurer.

16.5        No Limitation on Liability

SSS’s maintenance of or failure to maintain the insurance coverage required by this Article 16 shall not in any way relieve or limit SSS’s obligations and liabilities under any provision of this Agreement.

Article 17
Representations and Warranties

17.1        Representations and Warranties of Producer

Producer hereby represents and warrants to SSS as follows:

(i)            Due Organization of Producer.  Producer is a limited liability company duly organized, validly existing and in good standing under the laws of the state in which it was formed and has the requisite power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in Wisconsin and in any other jurisdiction in which the transaction of its business makes such qualification necessary.

(ii)           Due Authorization of Producer; Binding Obligation.  Producer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by

Producer have been duly authorized by the necessary company action on the part of Producer; this Agreement has been duly executed and delivered by Producer and is the valid and binding obligation of Producer enforceable in accordance with its terms.

(iii)          Non-Contravention.  The execution, delivery and performance of this Agreement by Producer and the consummation of the transactions contemplated hereby do not and will not contravene the certificate of organization or limited liability company agreement of Producer and do not and will not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Producer is a party or by which it or any of its properties is bound or affected.

(iv)          Regulatory Approvals.  Governmental or other authorizations, approvals, orders or consents required in connection with the execution, delivery and performance of this Agreement by Producer have been obtained or will be obtained in due course.

17.2        Representation and Warranties of SSS

SSS hereby represents and warrants to Producer as follows:

(i)            Due Organization of SSS.  SSS is a limited liability company duly organized and validly existing and in good standing under the laws of the state in which it was formed and has the requisite power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in Texas.

(ii)           Due Authorization of SSS; Binding Obligation.  SSS has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement by SSS have been duly authorized by the necessary company actions on the part of SSS; this Agreement has been duly executed and delivered by SSS and is the valid and binding obligation of SSS enforceable in accordance with its terms.

(iii)          Non-Contravention.  The execution, delivery and performance of this Agreement by SSS and the consummation of the transactions contemplated hereby do not and will not contravene the articles of organization of SSS and do not and will not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which SSS is a party or by which it or any of its properties is bound or affected.

Article 18
Indemnification

18.1        Indemnification

18.1.1     SSS’s Indemnification

Except as specifically provided elsewhere in this Agreement, SSS shall indemnify and defend Producer and any Producer Party from, at all times after the date hereof, any and all Losses incurred or required to be paid, directly or indirectly, by, or sought to be imposed upon, Producer or any Producer Party:

(i)            for personal injury or death to persons or damage to property arising out of any negligent or intentional act or omission by SSS in connection with this Agreement;

(ii)           resulting from, arising out of, or related to SSS’s violation of any Law to be complied with by SSS under this Agreement; or

(iii)          for SSS’s breach or default of any of its covenants or representations and warranties under this Agreement.

18.1.2     Producer’s Indemnification

Except as specifically provided elsewhere in this Agreement, Producer shall indemnify and defend SSS and any SSS Party from, at all times after the date hereof, any and all Losses incurred or required to be paid, directly or indirectly, by, or sought to be imposed upon, SSS or any SSS Party:

(i)            for personal injury or death to persons or damage to property arising out of any negligent or intentional act or omission by Producer in connection with this Agreement;

(ii)           resulting from, arising out of, or related to Producer’s violation of any Law to be complied with by Producer under this Agreement; or

(iii)          for Producer’s breach or default of any of its covenants or representations and warranties under this Agreement.

18.1.3     Joint Liability

In the event injury or damage results from the joint or concurrent negligent or intentional acts or omissions of the Parties, each Party shall be liable under this Article 18 in proportion to its relative degree of fault.

18.2        Limitation on Indemnification

Notwithstanding any other provision of this Agreement, in no event shall Producer or SSS or any Producer Party or any SSS Party be indemnified for any Losses caused by the negligence or willful misconduct of such party or a breach of the terms of this Agreement by a Party, and in no event shall Producer or SSS or any Producer Party or any SSS Party be indemnified for any Loss to the extent that such party receives insurance proceeds or indemnification from another party therefor.

18.3        Defense of Claims

18.3.1     Notice of Claims

(a)           A Party shall promptly notify the other Party of any Loss or proceeding in respect of which such notifying Party is or may be entitled to indemnification pursuant to this Article 18.  The delay or failure of such indemnified Party to provide the notice required pursuant to this Section 18.3 to the other Party shall not release the indemnifying Party from any indemnification obligation that it may have to such indemnified Party except to the extent that such failure or delay materially and adversely affected the indemnifying Party’s ability to defend such action or increased the amount of the Loss.

18.3.2     Defense of Claims

(a)           Upon acknowledging in writing its obligation to indemnify an indemnified Party to the extent required pursuant to this Article 18, the indemnifying Party shall be entitled, at its option, to assume and control the defense of such claim, action, suit, or proceeding at its expense with counsel of its selection, subject to the prior reasonable approval of the indemnified Party.

(b)           Unless and until the indemnifying Party acknowledges in writing its obligation to indemnify the indemnified Party to the extent required pursuant to this Article 18, and assumes control of the defense of a claim, suit, action, or proceeding, the indemnified Party shall have the right, but not the obligation, to contest, defend and litigate, with counsel of their own selection, any claim, action, suit, or proceeding by any third party alleged or asserted against such Party in respect of, resulting from, related to, or arising out of any matter for which it is entitled to be indemnified hereunder, and the reasonable costs and expenses thereof shall be subject to the indemnification obligations of the indemnifying Party hereunder.

(c)           Neither the indemnifying Party nor the indemnified Party shall be entitled to settle any such claim, action, suit, or proceeding without the prior consent of the other; provided, however, that after agreeing in writing to indemnify the indemnified Party, if the indemnifying Party obtains both a full and complete resolution of matters involving the indemnifying Party and any necessary court approvals of a settlement, the indemnifying Party may settle any claim without the consent of the indemnified Party.

18.3.3     Expense of Defense Counsel

(a)           Following the acknowledgement of the indemnification and the assumption of the defense by the indemnifying Party, the indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the sole expense of such indemnified Party, when and as incurred, unless:

(i)            the employment of counsel by such indemnified Party has been authorized in writing by the indemnifying Party and the indemnifying Party has agreed to pay for the fees and expenses of such counsel;

(ii)           the indemnified Party shall have reasonably concluded and specifically notified the indemnifying Party that there may be a conflict of interest between the indemnifying Party and the indemnified Party in the conduct of the defense of such action;

(iii)          the indemnifying Party shall not in fact have employed independent counsel reasonably satisfactory to the indemnified Party to assume the defense of such action and shall have been so notified by the indemnified Party; or

(iv)          the indemnified Party shall have reasonably concluded and specifically notified the indemnifying Party that there may be specific defenses available to it which are different from or additional to those available to the indemnifying Party or that such claim, action, suit, or proceeding involves or could have a material adverse effect upon the indemnified Party beyond the scope of this Agreement.

(b)           If Section 18.3.3(a)(i), 18.3.3(a)(iii), or 18.3.3(a)(iv) shall be applicable, then counsel for the indemnified Party shall have the right to direct the defense of such claim, action, suit, or proceeding on behalf of the indemnified Party and the reasonable fees and disbursements of such counsel shall constitute reimbursable legal or other expenses hereunder.

Article 19
Limitation of Liability

19.1        Limitation of Liability

Except as expressly provided to the contrary in this Agreement, neither Party shall be liable to the other Party in contract, tort, warranty, strict liability, or any other legal theory for any indirect, consequential, incidental, punitive, or exemplary damages.  Neither Party shall have any liability to the other Party except pursuant to, or for breach of, this Agreement; provided, however, that this provision is not intended to constitute a waiver of any rights of one Party against the other with regard to matters unrelated to this Agreement or any activity not contemplated by this Agreement.

Article 20
Default; Termination

20.1        Producer Events of Default

Each of the following shall constitute an event of default by Producer (each such event being a “Producer Event of Default”):

(i)            the failure by Producer to make any payment of any sum due to SSS hereunder within fifteen (15) Days after receipt of written notice from SSS that such payment is overdue, which notice shall specify the payment failure in reasonable detail;

(ii)           the appointment of a custodian, receiver, trustee, or liquidator of Producer, or of all or substantially all of the assets of Producer, in any proceeding brought by Producer, as applicable, or the appointment of any such custodian, receiver, trustee, or liquidator in any proceeding brought against Producer that is not discharged within ninety (90) Days after such appointment, or if Producer consents to or acquiesces in such appointment;

(iii)          the misrepresentation of a material fact as of the Execution Date by Producer’s representations and warranties in this Agreement, and such misrepresentation has a material adverse effect on SSS and such effect is not cured within forty-five (45) Days from notice from SSS, which notice shall specify the misrepresentation in reasonable detail; provided, however, that if Producer commences taking appropriate actions to cure such misrepresentation within such forty-five (45) Day period, and thereafter diligently continues to cure such misrepresentation, the cure period shall extend for an additional ninety (90) Days; and

(iv)          the failure by Producer in any respect in the observance or performance of any other material covenant of Producer contained herein that Producer has not cured within thirty (30) Days after written notice from SSS specifying the failure in reasonable detail and demanding that the same be remedied; provided, however, that if Producer commences taking appropriate actions to cure such failure within such thirty (30) Day period, and thereafter diligently continues to cure such failure, the cure period shall extend for an additional ninety (90) Days;

provided, however, that no such event shall be a Producer Event of Default if it is caused in whole or material part by:

(v)           a breach by SSS of or a default by SSS under this Agreement (including any SSS Event of Default);

(vi)          a Force Majeure Event (except in the case of Section 20.1(i)).

20.2                        SSS Events of Default

Each of the following shall constitute an event of default by SSS (each such event being a “SSS Event of Default”):

(i)                                   the failure by SSS to make any payment of any sum due to Producer hereunder within fifteen (15) Days after receipt of written notice from Producer that such payment is overdue, which notice shall specify the payment failure in reasonable detail;

(ii)                                the appointment of a custodian, receiver, trustee, or liquidator of SSS, or of all or substantially all of the assets of SSS, in any proceeding brought by SSS, as applicable, or the appointment of any such custodian, receiver, trustee, or liquidator in any proceeding brought against SSS that is not discharged within ninety (90) Days after such appointment, or if SSS consents to or acquiesces in such appointment;

(iii)                             the misrepresentation of a material fact as of the Execution Date by SSS’s representations and warranties in this Agreement, and such misrepresentation has a material adverse effect on Producer or and such effect is not cured within forty- five (45) Days from notice from Producer, which notice shall specify the misrepresentation in reasonable detail; provided, however, that if SSS commences taking appropriate actions to cure such misrepresentation within such forty-five (45) Day period, and thereafter diligently continues to cure such misrepresentation, the cure period shall extend for an additional ninety (90) Days;

(iv)                            the failure by SSS in any respect in the observance or performance of any other material covenant of SSS contained herein that SSS has not cured within thirty (30) Days after written notice from Producer specifying the failure in reasonable detail and demanding that the same be remedied; provided, however, that if SSS commences taking appropriate actions to cure such failure within such thirty (30) Day period, and thereafter diligently continues to cure such failure, the cure period shall extend for an additional ninety (90) Days;

(v)                               the delivery to the Dry Sand Silos or the Tender Delivery Point by SSS under this Agreement of Non-Conforming Dry Sand (i.e., the specifications of which are outside the Acceptable Dry Sand Quality Parameters) or Dry Sand that contains impurities as provided in Section 10.1 on five (5) or more occasions in any twelve (12) Month period, provided the Wet Sand provided to SSS for conversion into Dry Sand is consistent with the Acceptable Wet Sand Quality Parameters;

(vi)                            without limiting Section 4.1(a), the delivery (or failure to deliver) of Dry Sand to the Dry Sand Silos or the Tender Delivery Point in an amount that is materially less than the required quantity of Dry Sand to be delivered by SSS hereunder where such non-delivery is not cured within 60 Days;

(vii)                         the occurrence of tampering by SSS or an SSS Party with any system or process used to measure the quantity or quality of Dry Sand tendered to Producer or Wet Sand received by SSS; and

(viii)                      following the Dry Plant Completion Date, the occurrence of an Abandonment (SSS) for a continuous period of thirty (30) Days, without prior notice to and the prior written consent of Producer;

provided, however, that no such event shall be a SSS Event of Default if it is caused in whole or material part by:

(ix)                            a breach by Producer of or a default by Producer under this Agreement (including any Producer Event of Default);

(x)                               a Force Majeure Event (except in the case of Section 20.2(i)).

20.3                        Termination Notice

If any Producer Event of Default or SSS Event of Default, as the case may be, occurs and is continuing, the non-defaulting Party may deliver a notice (a “Termination Notice”) to the defaulting Party, which notice shall specify in reasonable detail the Producer Event of Default or SSS Event of Default, as the case may be, giving rise to the Termination Notice.  This Agreement shall terminate on the date specified in the Termination Notice, which date shall not be earlier than the date that is ten (10) Business Days following the date on which the Termination Notice is delivered to the other Party or later than thirty (30) Days following the date of such delivery.

20.4                        Obligations Following Termination Notice

The Parties shall continue to perform their respective obligations under this Agreement pending the final resolution of any Dispute raised by the receiving Party of a Termination Notice.

20.5                        Other Remedies

(a)                               The exercise of the right of a Party to terminate this Agreement, as provided herein, does not preclude such Party from exercising other remedies that are provided herein or are available at law; provided, however, that no Party shall have a right to terminate or treat this Agreement as repudiated except in accordance with the provisions of this Agreement.  Subject to the provisions of Article 19 and except as may otherwise be set forth in this Agreement, remedies are cumulative, and the exercise of, or failure to exercise, one or more of them by a Party shall not limit or preclude the exercise of, or constitute a waiver of, other remedies by such Party except as provided in Section 23.3.

Article 21
Force Majeure

21.1                        Force Majeure

21.1.1              Definition of Force Majeure

A “Force Majeure Event” shall mean any event or circumstance or combination of events or circumstances (including the effects thereof) that is beyond the reasonable control of a Party and that, on or after the Execution Date, materially and adversely affects the performance by such affected Party of its obligations under or pursuant to this Agreement; provided, however, that such material and adverse effect could not have been prevented, overcome, or remedied by the affected Party through the exercise of diligence and reasonable care, it being understood and agreed that reasonable care includes acts and activities to protect the Dry Plant and the Rolling Stock from a casualty or other event that are reasonable in light of the probability of the occurrence of such event, the probable effect of such event if it should occur, and the likely efficacy of the protection measures.

21.1.2              Events Expressly Qualifying as Force Majeure Events

Without limitation to Section 21.1.1, “Force Majeure Events” shall expressly include each of the following events and circumstances (including the effects thereof), but only to the extent that each satisfies the requirements set forth in Section 21.1.1:

(i)                                   lightning, fire, earthquake, tsunami, flood, drought, storm, cyclone, typhoon, or tornado;

(ii)                                any strike or analogous labor action that is not politically motivated and is not widespread or nationwide;

(iii)                             fire, explosion, chemical contamination, radioactive contamination, or ionizing radiation;

(iv)                            the failure to obtain any Governmental Approvals required for the operation of the Dry Plant or the supply of Dry Sand at the Dry Sand Silos or the Tender Delivery Point following best efforts to obtain such Governmental Approvals;

(v)                               the discovery of archeological artifacts on a material portion of the real property used by Producer or SSS in relation to this Agreement; or

(vi)                            epidemic or plague.

21.1.3              Events Expressly Not Qualifying as Force Majeure Events

Force Majeure Events shall expressly not include the following conditions, except and to the extent that such events or circumstances occur directly as a consequence of a Force Majeure Event:

(i)                                   late delivery or interruption in the delivery of machinery, equipment, materials, spare parts, or consumables (including fuel);

(ii)                                a delay in the performance of any Contractor or supplier;

(iii)                             normal wear and tear or random flaws in materials and equipment or breakdown in equipment; or

(iv)                            landslides, slides of spoils, or collapses of any part of a pit or mine, or fires that could have been prevented by the application of Prudent Construction/Operation Practices.

21.2                        Notification Obligations

(a)                               If, by reason of a Force Majeure Event, a Party is wholly or partially unable to carry out its obligations under this Agreement, the affected Party shall:

(i)                                   give the other Party notice of the Force Majeure Event as soon as practicable, but in any event, no later than the later of forty-eight (48) hours after the affected Party becomes aware of the occurrence of the Force Majeure Event or six (6) hours after the resumption of any means of providing notice between Producer and SSS;

(ii)                                give the other Party a second notice, describing the Force Majeure Event in reasonable detail and, to the extent that can reasonably be determined at the time of such notice, providing a preliminary evaluation of the obligations affected, a preliminary estimate of the period of time that the affected Party shall be unable to perform such obligations and other relevant matters as soon as practicable, but in any event, no later than seven (7) Days after the initial notice of the occurrence of the Force Majeure Event is given by the affected Party; and

(iii)                             when appropriate, or when reasonably requested so to do by the other Party, the affected Party shall provide further notices to the other Party, more fully describing the Force Majeure Event and its cause(s) and providing or updating information relating to the efforts of the affected Party to avoid and/or to mitigate the effect(s) thereof and estimates, to the extent practicable, of the time that the affected Party reasonably expects it shall be unable to carry out any of its affected obligations due to the Force Majeure Event.

(b)                               The affected Party shall provide notice to the other Party of:

(i)                                   with respect to an ongoing Force Majeure Event, the cessation of the Force Majeure Event; and

(ii)                                its ability to recommence performance of its obligations under this Agreement,

as soon as possible and in any event not later than seven (7) Days after the occurrence of each of the clauses (i) and (ii) hereinabove.

(c)                                Failure by the affected Party to give written notice of a Force Majeure Event to the other Party within the forty-eight (48) hour period or six (6) hour period required under Section 21.2(a) shall not prevent the affected Party from giving such notice at a later time; provided, however, that in such case, the affected Party shall not be excused pursuant to Section 21.4 for any failure or delay in complying with its obligations under or pursuant to this Agreement until such notice has been given.  If such notice is given within the forty-eight (48) hour period or six (6) hour period required by Section 21.2(a), the affected Party shall be excused for such failure or delay pursuant to Section 21.4 from the time of commencement of the relevant Force Majeure Event.

21.3                        Duty to Mitigate

The affected Party shall use all reasonable efforts (and shall ensure that its Contractors use all reasonable efforts) to mitigate the effects of a Force Majeure Event, including, but not limited to, the payment of reasonable sums of money by or on behalf of the affected Party (or such Contractor), which sums are reasonable in light of the likely efficacy of the mitigation measures.

21.4                        Delays Caused by Force Majeure

(a)                               Following a Force Majeure Event:

(i)                                   the affected Party shall not be liable for any failure or delay in performing its obligations (other than an obligation to make a payment or provide security) under or pursuant to this Agreement during the existence of a Force Majeure Event, but only to the extent that the affected Party has complied with its obligations under Section 21.3; and

(ii)                                any performance deadline that the affected Party is obligated to meet under this Agreement shall be extended day-for-day by the number of days during which the affected Party was prevented from performing as a result of the Force Majeure Event, but only to the extent that the affected Party has complied with its obligations under Section 21.3;

provided, however, that no relief, including extension of performance deadlines, shall be granted to the affected Party pursuant to this Section 21.4 to the extent that such failure or delay would nevertheless have been experienced by the affected Party had the Force Majeure Event not occurred.  Other than for breaches of this Agreement by the other Party, the other Party shall not bear any liability for any loss or expense suffered by the affected Party as a result of a Force Majeure Event.

21.5                        Payment During Force Majeure Event

Upon the occurrence of any Force Majeure Event during the Supply Period, then during the pendency of a Force Majeure Event, Producer shall pay to SSS the Dry Sand Production Price for Wet Sand actually processed for Dry Sand delivery during the pendency of such Force Majeure Event, calculated without regard to the effects of such Force Majeure Event on the quantities of Wet Sand actually processed during the pendency of such Force Majeure Event.

21.6                        Right to Terminate Following a Force Majeure Event

In the event that:

(a)                               the Dry Plant or the Rolling Stock or any part thereof are damaged as a result of a Force Majeure Event;

(b)                               the effects of the Force Majeure Event continue for a period of six (6) Months or more; and

(c)                                SSS is unable to deliver fifty percent (50%) of the Dry Sand SSS would be required to deliver under this Agreement in the absence of the effects of the Force Majeure Event, then Producer may, at its option, terminate this Agreement immediately upon delivery of a notice thereof.

Article 22
Dispute Resolution

22.1                        Applicability of Resolution Procedures

All claims, disputes or other matters in question between the Parties arising out of or relating in any way to this Agreement (“Disputes”) will be resolved pursuant to this Article 22.

22.2                        Management Discussions

The Parties agree to make a diligent, good-faith attempt to resolve all Disputes.  If the Parties are unable to resolve a Dispute arising under this Agreement within three (3) Business Days after notice from one Party to the other, such Dispute will be submitted promptly to the senior executive officers of the Parties, who will meet, in person or by telephone, not later than ten (10) days after the date such Dispute was submitted to them.  In the event that the officers cannot resolve the Dispute within five (5) Business Days after the matter is submitted to them, then, unless otherwise agreed, the Parties will refer such Dispute to mediation proceedings under Section 22.3.

22.3                        Litigation

All disputes between the Parties arising out of or relating to this Agreement and not otherwise resolved by the Parties or by mediation shall be decided by judicial resolution or pursuant to the rights of the Parties under law.

22.4                        Obligations Continue

The pendency of a Dispute shall not in and of itself relieve either Party of its duty to perform under this Agreement.

22.5                        Injunctive Relief

Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to, nor shall it, prevent the Parties from seeking injunctive relief at any time as may be available under law or in equity.

22.6                        Survival

The provisions of this Article 22 will survive the termination of this Agreement.

Article 23
Miscellaneous

23.1                        Notices

(a)                               Any notice pursuant to the terms and conditions of this Agreement shall be in writing to the addresses specified in Schedule 14, and either:  (i) delivered personally; (ii) sent by certified mail, return receipt requested; (iii) sent by a recognized overnight mail or courier service with delivery receipt requested; or (iv) sent by facsimile transfer and acknowledged by recipient.

(b)                               Notices shall be effective when received by the Party to whom addressed.

23.2                        Amendment

An amendment or modification of this Agreement shall be effective or binding on a Party only if made in writing and signed by a duly authorized representative of each of the Parties.

23.3                        Survival

(a)                               On the expiry of this Agreement or the earlier termination of this Agreement, all covenants, obligations, representations and warranties contained in this Agreement shall terminate and be of no force or effect and the Parties shall have no further obligations or liabilities under this Agreement, except for those obligations and liabilities that arose prior to and remain undischarged at the date of expiry or termination, and those obligations and liabilities that expressly survive such expiry or termination pursuant to Section 23.3(b).

(b)                               Notwithstanding anything contained in this Agreement to the contrary, the provisions of Article 1 (Definitions; Interpretation), Article 17 (Representations and Warranties),

Article 18 (Indemnification), Article 22 (Dispute Resolution), and Article 23 (Miscellaneous) shall expressly survive any termination or expiry of this Agreement.

23.4                        Third Party Beneficiaries

This Agreement is intended solely for the benefit of the Parties, and nothing in this Agreement shall be construed to create any rights in, duty to, standard of care to, or any liability to, any Person not a Party.

23.5                        No Waiver

No default by either Party in the performance of or compliance with any provision of this Agreement shall be waived or discharged except with the express written consent of the other Party.  No waiver by either Party of any default by the other in the performance of or compliance with any of the provisions of this Agreement shall operate or be construed as a waiver of any other or further default whether of a like or different character.

23.6                        Relationship of the Parties

(a)                               This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the Parties or to impose any partnership obligation or liability upon either Party.

(b)                               Neither Party shall have any right, power, or authority to enter into any agreement or undertaking for, to act on behalf of, or be an agent or representative of, or to otherwise bind, the other Party, and neither Party shall hold itself out to any third party as having such right, power, or authority.

23.7                        Expenses of the Parties

All expenses incurred by or on behalf of each Party, including all fees and expenses of agents, representatives, counsel, and accountants employed by the Parties in connection with the preparation of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be borne solely by the Party who shall have incurred such expenses, and the other Party shall have no liability in respect thereof.

23.8                        Consent

Unless otherwise provided herein, whenever a consent or approval is required by any Party from another Party, such consent or approval shall not be unreasonably withheld or delayed.

23.9                        Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

23.10                 Entirety

This Agreement shall be the full and final expression of the agreement between the Parties on the matters contained herein.  All written or oral representations, understandings, offers, or other communications of every kind between the Parties in relation to and prior to this Agreement are hereby abrogated and withdrawn.

23.11                 Assignment

(a)                               This Agreement shall not be assigned by Producer to any other party without the prior written consent of SSS.

(b)                               SSS may assign as collateral its interest hereunder to a lender or any financial institution or institutions participating in the financing of the Dry Plant or operations in relation to this Agreement.  This Agreement shall not be assigned by SSS to any other party without the prior written consent of Producer.

(c)                                This Agreement shall bind and inure to the benefit of the Parties and any successor or assignee acquiring an interest hereunder consistent with Section 23.11(a) and Section 23.11(b).

(d)                               Any assignment in contravention of this Section 23.11 shall be null and void.

23.12                 Contracting

Each Party may delegate its responsibilities under this Agreement to one or more Contractors; provided, however, that no such delegation shall relieve the relevant Party of its obligations or responsibilities under this Agreement.  All Contractors shall have all the required skills and capacity necessary to perform or cause to be performed any tasks that they undertake in a timely and professional manner, utilizing sound engineering principles, project management procedures, supervisory procedures, and generally acceptable industry practices.

23.13                 Confidentiality

(a)                               This Agreement and all information disclosed hereunder or in connection with this Agreement shall be treated as confidential and, subject to Section 23.13(c) such information shall not be disclosed in whole or in part by either Party without the prior consent of the other Party.

(b)                               This obligation does not apply to information that (when used or disclosed) has been made public other than through a breach of this Agreement or has been, or could have been, lawfully acquired by the Party.

(c)                                Notwithstanding the provisions of Section 23.13(a), neither Party shall be required to obtain the prior consent of the other in respect of disclosure of information:

(i)                                   to directors and employees and Affiliates of such Party, provided that such Party shall use reasonable endeavors to ensure that such Affiliates keep the disclosed information confidential on the same terms as are provided in this Section 23.13;

(ii)                                to persons professionally engaged by or on behalf of such Party; provided, however, that such Persons shall be required by such Party to undertake to keep such information confidential and that such Party shall use reasonable endeavors to secure compliance with such undertaking;

(iii)                             to any government department or any governmental or regulatory agency having jurisdiction over such Party but only to the extent that such Party is required by law to make such disclosure;

(iv)                            to:

(A)                               any lending or other financial institution, including the World Bank, in connection with the financing of such Party’s operations; or

(B)                               any bona fide intended assignee or transferee of the whole or any part of the rights and interests of the disclosing Party under this Agreement,

but (in either case) only to the extent required in connection with obtaining such finance or in respect of such proposed assignment and subject to such institution or intended assignee or transferee first agreeing with such Party to be bound by confidentiality provisions substantially the same as those contained in this Section 23.13; or

(v)                               to any expert or arbitrator appointed pursuant to and under the terms of this Agreement.

23.14                 No Liability for Review

No review and approval by a Party of any agreement, document, instrument, drawing, specifications, or design proposed by another Party nor any inspection carried out by a Party pursuant to this Agreement shall relieve another Party from any liability that it would otherwise have had for its negligence in the preparation of such agreement, document, instrument, drawing, specification, or design or the carrying out of such works or failure to comply with the applicable Laws with respect thereto, or to satisfy another Party’s obligations under this Agreement nor shall a Party be liable to another Party or any other Person by reason of its review or approval of an agreement, document, instrument, drawing, specification, or design or such inspection.

23.15                 Counterparts

This Agreement may be executed in two (2) or more original copies and each such copy may be executed by each of the Parties in separate counterparts, each of which copies when executed and delivered by the Parties shall be an original, but all of which shall together constitute one and the same instrument.

23.16                 Further Assurances

The Parties shall each execute any and all reasonable documents necessary to effectuate the purposes of this Agreement.

23.17                 Severability

If any term or provision of this Agreement is determined by a court or other authority of competent jurisdiction to be invalid, void, illegal, unenforceable, or against public policy, the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by such determination in any way.

23.18                 Partial Invalidity

The illegality, invalidity, or unenforceability of any provision of this Agreement in whole or in part under the law of any jurisdiction shall neither affect:

(i)                                     its legality, validity, or enforceability under the law of any other jurisdiction; nor

(ii)                                  the legality of any other provision or part thereof

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

Midwest Frac and Sauds LTC

By:	/s/ Matt Torgerson
Name: Matt Torgerson
Title: President

Superior Silica Sands LLC

By:	/s/ Richard J. Shearer
Name: Richard J. Shearer
Title: President & CEO

Schedule 1

Definitions

“12-Month Rolling Forecast” Has the meaning given thereto in Section 4.3.1.

“Abandonment (SSS)” — The voluntary cessation of the operation of the Dry Plant, and the withdrawal of all, or substantially all, personnel or Rolling Stock by SSS from the Dry Plant for reasons other than:

(a)                                 a breach or default by Producer under this Agreement;

(b)                                 a Force Majeure Event.

“Acceptable Dry Sand Quality Parameters” — The quality parameters for Dry Sand, which are permitted for Dry Sand delivered under this Agreement and are specified in Schedule 5.

“Acceptable Wet Sand Quality Parameters” — The quality parameters for Wet Sand to be delivered for conversion by SSS into Dry Sand under this Agreement, as specified in Schedule 4.

“Affiliates” — Any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with another Person.

“Agreement” — Has the meaning given thereto in the introductory paragraph.

“Agreement Year” — Each period of twelve (12) consecutive Agreement Months commencing on the first Day of the Supply Period and on each anniversary thereof and ending at the end of the Day immediately prior to each immediately following anniversary of the first Day of the Supply Period.

“Alternate Testing Lab” — Has the meaning given thereto in Section 1.3.3 of Schedule 7.

“Annual Contract Quantity” — Has the meaning given thereto in Section 4.2.1(d).

“Annual PPI” — The arithmetic mean of twelve (12) consecutive monthly PPI.

“Business Day” — Any Day other than a Saturday, Sunday, or a Day on which commercial banks in Wisconsin are legally permitted to be closed for business.

“Byproduct Stock Pile Area” — The area located near the Dry Plant and used to stock pile Dry Sand Byproduct, and any additions or replacements thereof.

“Commissioning Test” — The tests to be carried out pursuant to the Testing Procedures in Schedule 8.

“Contract Dry Sand Quality” — Dry Sand Quality Parameters that are within the Acceptable Dry Sand Quality Parameters, as provided in Schedule 4.

Schedule 1-1

“Contractor” — Any direct contractor and any of its direct subcontractors involved in the performance of this Agreement.

“Construction Start Date” — The date of commencement of the design or construction of the Dry Plant.

“D/B Contractor” — Has the meaning given thereto in Section 3.1(a).

“D/B Subcontract” — Has the meaning given thereto in Section 3.1(a).

“Day” — A period of twenty-four (24) hours, commencing at 00:00 of each day, and “Daily” shall be construed accordingly.

“Delayed Payment Rate” — LIBOR plus six percent (6%) per annum, compounded semi-annually, calculated for the actual number of Days that the relevant amount remains unpaid on the basis of the number of Days in the applicable Agreement Year.

“Disputes” — Any dispute, disagreement, or difference arising under, out of, or in connection with this Agreement, including any dispute or difference concerning the existence, legality, validity, or enforceability of this Agreement or any provision hereof or the performance of a Party under any provision hereof.

“Dry Plant” — SSS’s dry plant located at the Site and meeting the Technical Specifications, together with the Dry Sand Silos, the Byproduct Stock Pile Area, the Wet Sand Stock Pile Area, the system(s) for weighing sand, all spare parts, and all related equipment and facilities, excluding the Rolling Stock.

“Dry Plant Completion Date” — Has the meaning given thereto in Section 3.5.1.

“Dry Sand” — Dry Sand supplied by SSS to Producer in accordance with the terms of this Agreement.

“Dry Sand Byproduct” — Any clay particles, sand outside the quality specifications set forth in Schedule 5, and any other byproduct resulting from the processing of sand by Producer under this Agreement.

“Dry Sand Production Order” — Has the meaning given thereto in Section 4.3.2.

“Dry Sand Production Price” — Has the meaning given thereto in Section 12.1(a).

“Dry Sand Quality Parameters” — The parameters for assessing Dry Sand quality described in Schedule 4.

“Dry Sand Silos” — The point at which SSS finishes production of Dry Sand, which shall be the five Dry Sand storage silos for storing +#16/30 mesh, +#20/40 mesh, +#30/50 mesh, +#40/70 mesh, and +#100 mesh Dry Sand, respectively, located near the Dry Plant, and used for storage of Producer’s and SSS’s Dry Sand.

Schedule 1-2

“Dry Sand Tender Order” — Has the meaning given thereto in Section 5.1.

“Dry Sand Weight” — Has the meaning given thereto in Section 1.1(a) of Schedule 6.

“Due Date” — Has the meaning given thereto in Section 13.2(a).

“Execution Date” — Has the meaning given thereto in the introductory paragraph.

“Field On-Site Turbidity Test” — Has the meaning given thereto in Section 1.4.3 of Schedule 7.

“Force Majeure Event” — Has the meaning given thereto in Section 21.1.1.

“Governmental Approval” — Any authorization, consent, approval, license, lease, ruling, permit, certification, exemption, or registration by or with any federal, state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, administrative agency, authority, body or other entity having jurisdiction over the Dry Plant or the activities to be undertaken under this Agreement.

“Inaccurate Period” — Has the meaning given thereto in Section 1.6 of Schedule 6.

“Index Adjustment Factor (Production)” — Has the meaning given thereto in Section 1.2 of Schedule 2.

“Invoice Dispute Notice” — Has the meaning given thereto in Section 13.3.1.

“Laws” — All statutes, treaties, codes, ordinances, orders, rules, regulations, executive orders, judicial decisions, notifications, or other similar directives issued by a Public Authority pursuant thereto, in each case:  (a) that applies to SSS or Producer or to SSS’s or Producer’s undertaking of their respective rights or obligations under this Agreement; and (b) as any other them may be amended, supplemented, replaced, reinterpreted by a Public Authority, or otherwise modified from time to time.

“Loss” — Any loss, damage, liability, payment, or obligation (excluding any indirect or consequential loss, damage, liability, payment, or obligation) and all costs and expenses (including reasonable legal fees) related thereto.

“Month” — A calendar month according to the Gregorian calendar.

“Monthly Contract Quantity” — Has the meaning given thereto in Section 4.2.1(c).

“Net Dry Sand Weight” — Has the meaning given thereto in Section 1.1(a) of Schedule 6.

“Non-Conforming Dry Sand” — Any Dry Sand tendered for delivery by SSS hereunder that has one or more Dry Sand Quality Parameters that are outside the Acceptable Dry Sand Quality Parameters.

Schedule 1-3

“Non-Conforming Wet Sand” — Any Wet Sand delivered by Producer for conversion to Dry Sand herenuder that has one or more Wet Sand Quality Parameters that are outside the Acceptable Wet Sand Quality Parameters.

“Operating Procedures” — Has the meaning given thereto in Article 9.

“Party” and “Parties” — Have the meanings given thereto in the introductory paragraph.

“Person” — Any individual, corporation, partnership, joint venture, association, business trust, unincorporated organization, Public Authority, limited liability company, or other entity.

“PPI” — The Producer Price Index, as published monthly by the United States Bureau of Labor Statistics (or any successor or replacement agency thereto).

“Primary Dry Sand Scales” — Has the meaning given thereto in Section 1.1(a) of Schedule 6.

“Product Loss Factor” — Has the meaning given thereto in Section 4.5(b).

“Producer” — Has the meaning given thereto in the introductory paragraph.

“Producer Event of Default” — Has the meaning given thereto in Section 20.1.

“Producer Party” — A stockholder, director, officer, employee, Contractor, representative, agent, member, manager, or Affiliate of Producer.

“Prudent Construction/Operation Practices” — Those practices, methods, and procedures conforming to safety and legal requirements that are attained by exercising that degree of skill, diligence, prudence, and foresight that would reasonably and ordinarily be expected from a skilled and experienced company engaged in the same or a similar type of undertaking or activity provided for under this Agreement under the same or similar circumstances and conditions to those pertaining in areas where similar operations are being undertaken and satisfying the health, safety, and environmental standards of reputable companies.  Prudent Construction/Operation Practices are not limited to optimum practices, methods, or acts to the exclusion of all others, but rather are a spectrum of possible practices, methods, and acts that could have been expected to accomplish the desired result at reasonable cost consistent with reliability and safety.

“Public Authority” — Any of:  (a) any federal, state, or local governmental authority, or any subdivision thereof, with jurisdiction over Producer or SSS; (b) any department, authority, instrumentality, agency, or judicial body; (c) courts and tribunals; or (d) any commission, independent regulatory agency, or body having jurisdiction over Producer or SSS.

“Reduced Moisture Test Sample” — Has the meaning given thereto in Section 1.2.3 of Schedule 7.

“Reference Production Price” — The amount reflected as the “Reference Production Price” in Annex 1 of Schedule 2.

Schedule 1-4

“Rejection Parameters” — The parameters that are outside of the Acceptable Wet Sand Quality Parameters shown in Schedule 4.

“Rolling Stock” — Such rolling stock as is integral to the operation of the Dry Plant or necessary to produce Dry Sand as required under this Agreement, but which is not integrated into the Dry Plant.

“Sieve Analysis” — Has the meaning given thereto in Section 1.3.3 of Schedule 7.

“Site” — The site described in Schedule 10.

“SSS” — Has the meaning given thereto in the introductory paragraph.

“SSS Event of Default” — Has the meaning given thereto in Section 20.2.

“SSS Party” — A stockholder, director, officer, employee, Contractor, representative, agent, member, manager, or Affiliate of SSS.

“Supply Period” — Has the meaning given thereto in Section 2.2(a).

“Tax” — Any tax, charge, impost, tariff, duty, basis for assessing taxes (including the rates of or periods for depreciation of assets for tax assessment purposes), fiscal concession, or allowance, including any value added tax, sales tax, water or environmental or energy tax, import or customs duty, withholding tax, excise tax, tax on foreign exchange transactions, or property tax.

“Technical Specifications” — Those specifications for the Dry Plant or the Rolling Stock set forth in Schedule 9.

“Tender Delivery Point” — In relation to all Dry Sand, the point at which SSS tenders Dry Sand to Producer and Producer assumes care, custody, and control over such Dry Sand, which shall be the end of the conveyor belts that deposit Dry Sand into the rail cars on the Site.  In relation to all Dry Sand Byproduct, the point at which SSS tenders Dry Sand Byproduct to Producer and Producer assumes care, custody, and control over such Dry Sand Byproduct, which shall be the point on the Site near the Byproduct Stock Pile Area at which SSS is able to load such Dry Sand Byproduct into Producer trucks.

“Term” — Has the meaning given thereto in Section 2.1.

“Termination Notice” — Has the meaning given thereto in Section 20.3.

“Testing Procedures” — The Testing Procedures described in Schedule 8.

“ton” — Two thousand pounds.

“Total Contract Quantity” — The amount of Dry Sand specified for the full Supply Period in Section 4.2.1(e).

Schedule 1-5

“Wet Plant Completion Date” — Has the meaning given thereto in the Wet Sand Supply Agreement.

“Wet Sand” — Wet sand supplied by Producer to SSS in accordance with the terms of this Agreement.

“Wet Sand Quality Parameters” — The parameters for assessing Wet Sand quality described in Schedule 5.

“Wet Sand Stock Pile Area” — The bay designated as Producer’s bay of the overall stock pile area located near the Dry Plant and used to stock pile Wet Sand, and any additions or replacements thereof, which for the avoidance of doubt shall be the same location as the Tender Delivery Point (as defined in the Wet Sand Supply Agreement) under the Wet Sand Supply Agreement.

“Wet Sand Supply Agreement” — The agreement by that name, dated on or about the date hereof, between Producer and SSS.

“Year” — Each twelve (12) Month period commencing on January 1 and continuing until the end of such calendar year.

Schedule 1-6

Schedule 2

Methodology for Establishing Prices

Article 1
Calculation of Dry Sand Production Price

1.1                               Dry Sand Production Price

The Dry Sand Production Price, per ton, for Agreement Year ‘y’ shall be calculated in accordance with the following formula:

[***]

[***]

1.2                               Index Adjustment Factor (Production)

(a)                                 The “Index Adjustment Factor (Production)” shall be calculated according to the following formula:

[***]

Where:

[***];

[***];                                                                                                                                                               and

[***]

(b)                                 In the event that the applicable Annual PPI is not available at the start of an Agreement Year, then until such time as the Annual PPI becomes available, the Parties shall use the most recently available Annual PPI in calculating the Index Adjustment Factor (Production) and, as soon as the applicable Annual PPI becomes available:

(i)                                     [***] and

Schedule 2-1

(ii)                                  [***]

(c)                                  If the PPI ceases to be published the Parties shall apply an alternative index, with the objective of replacing the PPI with the index most similar to the PPI.

(d)                                 Calculation of the Index Adjustment Factor (Production) shall take into account any resetting, reweighting, or other adjustment of the PPI.

Schedule 2-2

Annex 1
Reference Prices

Reference Prices
Reference Production Price	[***]

Schedule 2-3

Schedule 3

Insurance

1.1                               Insurance Coverages

In respect of its obligations under Article 16 of the Agreement, SSS will maintain or cause to be maintained in full force and effect the following insurances:

(a)                                 Commercial General Liability Insurance or Comparable

Coverage:

The insurance shall include coverage for bodily injury, personal injury, property damage, products and completed operations, contractual liability (including coverage specifically applicable to the undertakings in this Agreement), independent contractors, and sudden/accidental pollution liability. Each such coverage may be part of the policy (or a separate policy) or provided through an endorsement. The insurance shall not exclude explosion, collapse, or underground hazards.

Sum Insured:	Not less than [***] per occurrence (such limit to apply without reference to the type of covered claim) and [***] in the aggregate per Year.

Deductible:	The deductible and/or co-pay associated with this insurance shall not exceed [***] per event.

Term:	This insurance shall be in effect from the Execution Date and throughout the Supply Period.

Insureds:	SSS, together with the SSS Parties.

Additional Insured:	Producer, together with the Producer Parties. Coverage of an additional ensured shall be substantially similar to that of the insured.

Other:

Such policy shall include a severability of interest clause providing that in the event of a claim by one insured for which another insured covered by the same policy may be held liable, the insured against whom the claim is made is covered in the same manner as if separate policies had been issued (recognizing that such clause shall not operate to increase the limit of coverage).

Such insurance shall be primary with respect to the interests of SSS and the SSS Parties, such that the insurer shall not call upon any other insurance procured by other

Schedule 3-1

parties for defense, payment, or contribution.

The amounts of insurance required in this Section 1.1(a) may be satisfied by SSS purchasing any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified in this Section 1.1(a).

(b)                                 Automobile Liability Insurance

Coverage:

This insurance shall include coverage for owned, non-owned and hired automobiles for both bodily injury and property damage and containing appropriate no fault insurance provisions or similar endorsements to the extent required under the Laws.

Sum Insured:	A combined single limit of not less than [***] per occurrence.

Term:	This insurance shall be in effect from the Execution Date and throughout the Supply Period.

Insureds:	SSS, together with the SSS Parties.

Other:

The amounts of insurance required in this Section 1.1(b) may be satisfied by SSS purchasing any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified in this Section 1.1(b).

(c)                                  Employers Liability

Coverage:	Employers liability.

Sum Insured:	A [***] minimum limit per occurrence and per Year.

Term:	This insurance shall be in effect from the Execution Date and throughout the Supply Period.

Insureds:	SSS, together with the SSS Parties.

Other:

The amounts of insurance required in this Section 1.1(c) may be satisfied by SSS purchasing any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified in this

Schedule 3-2

Section 1.1(c).

(d)                                 Worker’s Compensation Insurance

Coverage:	As required by law.

Sum Insured:	As required by law.

Term:	As required by law.

Insureds:	As required by law.

(e)                                  “All Risks” Builder’s Risk Insurance

Coverage:

The Dry Plant and the Rolling Stock. The builder’s risk insurance shall include coverage for all risks of physical loss or damage, including for flood and earthquake, as well as volcano, tsunami, storm, cyclone, inundation, and land slip.

Sum Insured:	Full replacement cost basis, as such replacement cost shall increase or decrease from time to time.

Deductible:

The deductible and/or co-pay associated with this insurance shall not exceed [***] for operational testing coverage, [***] or [***] of the value of the damaged property at the time of loss for earth movement coverage, whichever amount is less, and [***] for all other losses.

Term:	Any period in which SSS is constructing, expanding, modifying, or restoring the Dry Plant in accordance with the Agreement.

Insureds:	SSS.

(f)                                   Property Insurance; Boiler and Machinery Insurance

Coverage:

The Dry Plant and the Rolling Stock. The insurance shall include coverage for all risks of physical loss or damage, including for flood and earthquake, as well as volcano, tsunami, storm, cyclone, inundation, and land slip.

Sum Insured:	Full replacement cost basis, as such replacement cost

Schedule 3-3

shall increase or decrease from time to time.

Deductible:	The deductible and/or co-pay associated with this insurance shall not exceed [***] per event.

Term:	From Dry Plant Completion Date and throughout the Supply Period.

Insureds:	SSS.

1.2                               General Conditions

(a)                                 To the extent consistent with the provisions of Section 16.1 of the Agreement, SSS shall obtain “occurrence” form policies rather than “claims made” form coverage.  If any policy must be written on a “claims-made” basis and such policy is not renewed or the retroactive date of such policy is to be changed, such policy shall contain the broadest basis and supplemental extended reporting period coverage or “tail” reasonably available in the commercial insurance market for each such policy and SSS shall provide proof that such basic and supplemental extended reporting period coverage or “tail” has been obtained.

(b)                                 Each policy issued in accordance with Section 1.1 shall:

(i)                                     provide that it shall not be canceled or non-renewed by the insurer except upon thirty (30) Days’ prior written notice; and

(ii)                                  require the insurer to promptly (but in any event within ten (10) Days of any such event) advise the insured party of any failure to pay any premium that is due and payable within thirty (30) Days following the due date.

(c)                                  In each policy issued in accordance with Section 1.1, or in an endorsement thereto, the insurer shall provide that Producer shall be a cancellation notice recipient, and any such notice shall be delivered by fax and confirmed in writing delivered by first class mail or courier.

(d)                                 If the “all risks” builder’s risk insurance and “all risks” property and boiler and machinery insurance described in Section 1.1(e) are provided by different insurers, there shall be included as part of the respective policies a joint loss agreement allocating loss between the respective insurers.

(e)                                  The terms, conditions, and limits of any insurances required to be provided pursuant to this Schedule 3 and those like insurances that may be required to be provided by any other agreement into which SSS enters, may be satisfied by the purchase of a single insurance program or by inclusion into SSS’s parent company’s global insurance program, without any accumulation of the limits

Schedule 3-4

required to be obtained pursuant to this Agreement with the limits of similar policies to be obtained under other contracts.

(f)                                   In each policy issued in accordance with Section 1.1, the insurer shall waive all rights of subrogation against Producer and the Producer Parties.

(g)                                  The amount of the coverage required to be provided under Section 1.1 shall be adjusted at the fifth anniversary of the Execution Date and each fifth anniversary thereafter in accordance with changes in the then-prevailing U.S. Consumer Price Index in relation to the value of such index on the Execution Date.

(h)                                 SSS shall be the loss payee in respect of insurance proceeds.

Schedule 3-5

Schedule 4

Acceptable Wet Sand Quality Parameters

The Acceptable Wet Sand Quality Parameters are as follows:

•                                          no less than 80% between +#14 mesh +#50 mesh and no more than 1/2% with a size of -#200 mesh

•                                          with a turbidity level that is suitable for use per section 8.2.4 of API RP-56

•                                          free of any hazardous substances

•                                          reasonably free of impurities

•                                          Acid solubility test reflecting a test level that ensures rocks do not impair the performance of dried finished goods

Schedule 4-1

Schedule 5

Contract Dry Sand Quality

The Acceptable Dry Sand Quality Parameters are as follows:

•                                          for +#100 mesh Dry Sand,

•                  compliance with industry-wide standards for +# 100 mesh dry sand

•                                          for all other Dry Sand,

•                  compliance with ISO STANDARD 13503-2 and with ISO STANDARD 13503-5, including any modifications, amendments or successor standards thereto

•                  compliance with API Recommended Practice 56 and API Recommended Practice 19-D, including any modifications, amendments or successor standards thereto

Schedule 5-1

Schedule 6

Procedures for Determining Dry Sand Weight

1.1                               Determination of Dry Sand Weight

(a)                                 Unless otherwise agreed upon by the Parties, the weight of the Dry Sand that SSS receives at the Dry Sand Silos shall be the amount calculated by the scales installed on conveyor belts located as close as reasonably possible to the Dry Sand Silos (“Primary Dry Sand Scales”), corrected for any inaccurate measurements as set forth in Section 1.6 (“Dry Sand Weight”), and with such Dry Sand Weight adjusted for moisture content pursuant to Section 1.5 to produce the “Net Dry Sand Weight”.

(b)                                 The Net Dry Sand Weight shall be the quantity of Dry Sand for purposes of this Agreement.

1.2                               Installation and Operation of Primary Dry Sand Scales

SSS shall install the Primary Dry Sand Scales at its sole risk and expense.  SSS shall own, operate, and maintain the Primary Dry Sand Scales at its sole risk and expense.  SSS shall operate, maintain, and test the Primary Dry Sand Scales in accordance with the scales’ manufacturer’s recommended standards, as such standards may be amended from time to time, and as otherwise agreed upon by the Parties.

1.3                               Testing of the Primary Dry Sand Scales

(a)                                 SSS shall initially test the Primary Dry Sand Scales for accuracy at least ten (10) days prior to the commencement of the Supply Period, and thereafter at intervals of not less than ninety (90) Days.

(b)                                 SSS shall also test the Primary Dry Sand Scales at any other time requested by Producer.  Producer shall be responsible for the expense of such additional testing, unless the Primary Dry Sand Scales are inaccurate by more than two percent (2.0%), in which case SSS shall be responsible for the expense.

(c)                                  SSS shall provide Producer with at least forty-eight (48) hours advance notice of any test performed pursuant to Section 1.3(a) or 1.3(b) or any inspection of or adjustment to the Primary Dry Sand Scales.  Producer may have a representative present during any such testing, inspection, or adjustment.

(d)                                 SSS shall retain records of each test administered pursuant to Sections 1.3(a) or 1.3(b) for thirty-six (36) months following the date of the test.

Schedule 6-1

1.4                               Records of Weight Determinations

SSS shall provide Producer with a written record of Dry Sand Weight calculations for the Dry Sand that it receives at the Dry Sand Silos on any day.  Such record shall be delivered to Producer no later than the next day following production.

1.5                               Adjustment of Dry Sand Weight to Calculate Net Dry Sand Weight

The Dry Sand Weight shall be adjusted to produce the Net Dry Sand Weight in accordance with the following:

(a)                                 During the first twenty (20) days of production of Dry Sand, the Dry Sand Weight calculated by the Primary Dry Sand Scales shall be reduced by zero percent (0%) to account for anticipated moisture following the drying process.

(b)                                 Beginning on day twenty-one (21) of production of Dry Sand and thereafter, the Dry Sand Weight calculated by the Primary Dry Sand Scales shall be reduced by the value calculated in accordance with Section 1.2 of Schedule 7 to account for moisture following the drying process.

Within ten (10) days following the conclusion of the initial twenty (20) day period, SSS shall prepare and deliver to Producer an accounting of (i) the pricing based on the initial estimated zero percent (0%) moisture content, (ii) the pricing based on the actual moisture content determined in accordance with Section 1.2 of Schedule 7, and (iii) the amount of the underpayment or overpayment by Producer to SSS as a result of the differences between the estimated moisture and the actual moisture content.  Either Producer or SSS, as the case may be, shall make a payment to the other Party for the underpayment or overpayment, as the case may be, in accordance with Article 13.

1.6                               Reconciliation of Inaccurate Measurements

In accordance with Section 1.1(a) of this Schedule 6, the Parties shall determine the Dry Sand Weight using the Primary Dry Sand Scales.  If the Parties determine that the Primary Dry Sand Scales are inaccurate by more than two percent (2.0%) or are otherwise functioning improperly, SSS shall have a third party measure the stockpiles to ensure that Producer is being invoiced for the correct Dry Sand Weight amount produced during the period for which inaccurate measurements were made (“Inaccurate Period”).  Any difference between the amount initially paid by Producer for the Dry Sand Weight produced during the Inaccurate Period and the corrected Dry Sand Weight amount as determined in this Section 1.6 shall be either (i) offset against the amounts that Producer owes to SSS or (ii) paid to SSS in addition to amounts that Producer owes to SSS, in the next invoice issued by SSS under Article 13 of this Agreement; provided, however, that the Parties shall not make such adjustment for any period prior to the date on which the Primary Dry Sand Scales were last tested and found to be accurate within plus or minus two percent (2.0%) and not otherwise functioning improperly.

Schedule 6-2

Schedule 7
Quality Analysis Procedures

1.1                               Introduction

1.1.1                     Wet Sand Quality Analysis Procedures

(a)                                 Sections 1.2, 1.3, and 1.4 govern the methodology for determining the moisture content of Wet Sand and whether Wet Sand meets the gradation and turbidity standard set forth in Schedule 4.  The quality control tests shall be performed on washed Wet Sand.

(b)                                 Producer shall maintain a laboratory to test Wet Sand that is located at the area near where Producer produces the Wet Sand with adequate equipment for the performance of the tests required in Sections 1.2, 1.3, and 1.4 below.  Producer shall allow SSS unrestricted access to inspect the Producer’s laboratory and to witness quality control activities.  In cases where quality control activities do not comply with either the quality control standards set forth below, or where the Producer fails to properly operate and maintain a commercially reasonable quality control program, SSS may request the Producer to replace ineffective or unqualified quality control personnel.  In the event that SSS’s authorized representative(s) are not present during any of the sampling of washed Wet Sand, Producer shall continue drawing samples of washed Wet Sand and the absence of any SSS authorized representatives shall not affect the validity of such sampling.

1.1.2                     Dry Sand Quality Analysis Procedures

Section 1.3 shall govern the methodology for determining whether Dry Sand meets the gradation standard set forth in Schedule 5, as modified as the context requires.

1.2                               Moisture Content Testing

1.2.1                     Obligation to Perform Moisture Content Testing

Producer shall perform moisture testing for the initial twenty (20) days of production following the Wet Plant Completion Date (as defined in the Wet Sand Supply Agreement).

After such initial twenty (20) day period, Producer shall from time to time conduct moisture testing according to the procedures stated in this Section 1.2.  If the results of such tests vary from the established moisture percentage, either Producer or SSS has the right to require another twenty (20) day test period to reset the moisture percentage.

1.2.2                     Sampling Washed Wet Sand

Washed Wet Sand samples shall be taken from both (i) the trucks used to deliver the Wet Sand to the Wet Sand Stock Pile Area and (ii) the Wet Sand Stock Pile Area.  Such

Schedule 7-1

samples shall be taken according to ASTM D 75 (Standard Practice for Sampling Aggregates).  The samples shall be taken every two (2) hours the Wet Plant is operational and such samples shall be sampled from a minimum of one location on (i) the trucks used to deliver the Wet Sand to the Wet Sand Stock Pile Area and (ii) the Wet Sand Stock Pile Area.  The material shall be sampled using a sample thief or sampling tube as described in ASTM D 75.

1.2.3                     Sample Splitting

Samples are reduced to testing size according to ASTM C 702 (Standard Practice for Reducing Samples of Aggregate to Testing Size).

The samples are to be reduced using a riffle splitter (mechanical splitter) that has a minimum of twelve openings and is acceptable for use for fine aggregates.  The sample is split into two portions by allowing the material to fall through the chutes of the mechanical splitter in accordance to ASTM C 702.  Material from one catch pan of the splitter is then further reduced by repeating this process until a sample weight of approximately 300 grams is reached (the “Reduced Moisture Test Sample”).

1.2.4                     Moisture Content Analysis of Washed Wet Sand

The average moisture content of the Wet Sand shall be determined as set forth in the below formula.  No later than fifteen (15) minutes from the time the original sample was taken from the trucks used to deliver the Wet Sand to the Wet Sand Stock Pile Area or the Wet Sand Stock Pile Area, the Reduced Moisture Test Sample (to be tested by Producer) should be weighed “as is”.  Once a weight has been determined for the Reduced Moisture Test Sample, the sample should be dried to a constant mass and then weighed again.  Such process will be applied as well for each sample during the initial twenty (20) day period.

Where: p	means the number of days ‘d’ in the period being calculated, which shall be twenty (20) days for the initial test period and twenty (20) days for any retest;

Moisture%p	means the moisture percentage of the Wet Sand for period ‘p’;

TruckTestDry p

means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the trucks used to deliver the Wet Sand to the Wet Sand Stock Pile Area that are tested dry for each day in period ‘p’; and

TruckTestWet p	means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the trucks used

Schedule 7-2

to deliver the Wet Sand to the Wet Sand Stock Pile Area that are tested “as is” for each day in period ‘p’.

StockPileTestDry p

StockPileTestDryp means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Wet Sand Stock Pile Area that are tested dry for each day in period ‘p’; and

StockPileTestWet p	means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Wet Sand Stock Pile Area that are tested “as is” for each day in period ‘p’.

1.3                               Gradation Content Testing

1.3.1                     Washed Wet Sand Sampling Directly Off the Belt

Washed Wet Sand samples will be taken from the trucks used to deliver the Wet Sand to the Wet Sand Stock Pile Area.  Such samples shall be taken according to ASTM D 75 (Standard Practice for Sampling Aggregates).  The samples must be sampled from a minimum of two locations on the belt scale.  The material shall be sampled using a sample thief or sampling tube as described in ASTM D 75.

The samples shall initially be taken every two (2) hours that the Wet Plant is operational.  Upon thirty (30) consecutive days of samples that meet the gradation standards set forth in Schedule 4, the Parties shall agree on any revisions to the frequency for which samples shall be taken, which shall not exceed once every eight (8) hours that the Wet Plant is operational.  If the Parties at any time identify a sample that does not meet gradation standards set forth in Schedule 4, the samples shall again be taken every two (2) hours until there have been thirty (30) consecutive days of samples that meet the gradation standards set forth in Schedule 4.

1.3.2                     Sample Splitting

Samples of Wet Sand taken from the trucks used to deliver the Wet Sand to the Wet Sand Stock Pile Area are reduced to testing size according to ASTM C 702 (Standard Practice for Reducing Samples of Aggregate to Testing Size).  The samples are to be reduced using a riffle splitter (mechanical splitter) that has a minimum of twelve openings and is acceptable for use for fine aggregates.

The sample is split into four parts (respectively parts “#1”, “#2”, “#3” and “#4”) by allowing the material to fall through the chutes of the mechanical splitter in accordance with ASTM C 702 until a sample weight of approximately 300 grams is reached for parts #1, #2, #3, and #4.  Within twenty-four (24) hours of preparing each sample, SSS may collect parts #2, #3, and #4 of each sample as properly labeled by Producer, including the date, time, and location of the sampling.  SSS shall hold parts #3 and #4 of each sample for a period of not less than twenty (20) days.

Schedule 7-3

1.3.3                     Sieve Analysis to Determine Gradation Content of Washed Dry Sand

Producer shall test part #1, and SSS shall have a right to test part # 2, for gradation in accordance with ASTM C 136 (Standard Test Method for Sieve Analysis of Fine and Coarse Aggregates) (“Sieve Analysis”).  The reduced samples are each dried to a constant mass and then weighed.  The sample masses shall each be recorded and each sample shall be placed into separate sets of nested sieves of the following sizes (or any other applicable sizes):

#8, #16, #20, #30, #35, #40, #45, #50, #60, #70, #80, #100, #140, #200, Pan

The nested stack of sieves are placed in a mechanical shaker, ensuring that no individual sieve is overloaded, and allowing the part #1 and part #2 samples to shake so that after completion, not more than 1% by mass of the part #1 and part #2 samples retained on any individual sieve will pass after hand shaking according to ASTM C 136.

Individual weights of the part #1 and part #2 samples retained on each sieve are then weighed and recorded.  Percent passing is then to be calculated based on the test data and compared to any applicable specifications.

If either Party disputes the other Party’s Sieve Analysis, that Party shall be entitled during the twenty (20) day period set forth in Section 1.3.2 to receive upon request one part of the remaining such samples for purposes of testing and analysis.  The received sample shall be tested by SSS according to the above standards.  After such testing (Test #3), if the results are still in dispute by either Party, part #4 of such sample shall be analyzed by an independent third party testing laboratory agreed upon by Producer and SSS (the “Alternate Testing Lab”) in accordance with ASTM standards.  The results of the analysis by the Alternate Testing Lab shall be binding upon the Parties with respect to such sample.

The costs of analysis by the Alternate Testing Lab with respect to a particular sample shall be borne by:

(a)                                 the Party initiating the dispute as to the results of the Test #3 analysis of such sample, if the Alternate Testing Lab’s results with respect to such sample were equivalent to or more favorable to the non-initiating Party than the Test #3 results with respect to such sample; or

(b)                                 the non-initiating Party, if the Alternate Testing Lab’s results with respect to such sample were more favorable to the initiating Party than the Test #3 results with respect to such sample.

1.3.4                     Records of Gradation Content Testing

Producer shall provide SSS with a written record of the results of all gradation content tests on any day performed under this Section 1.3.  Such record shall be delivered to SSS no later than the day following the tests.

Schedule 7-4

1.4                               Turbidity Testing on Washed Dry Sand

1.4.1                     Washed Wet Sand Sampling Directly Off the Belt for Turbidity Testing

Washed Wet Sand samples shall be taken from the trucks used to deliver the Wet Sand to the Wet Sand Stock Pile Area.  Such samples shall be taken according to ASTM D 75 (Standard Practice for Sampling Aggregates such samples must be sampled from a minimum of one location on the Belt.  The material shall be sampled using a sample thief or sampling tube as described in ASTM D 75.

The samples shall initially be taken every two (2) hours that the Wet Plant is operational.  Upon thirty (30) consecutive days of samples that meet the turbidity standards set forth in Schedule 4, the Parties shall agree on any revisions to the frequency for which samples shall be taken, which shall not exceed once every day that the Wet Plant is operational.  If the Parties at any time identify a sample that does not meet the turbidity standards set forth in Schedule 4, the samples shall again be taken every two (2) hours until there have been thirty (30) consecutive days of samples that meet the turbidity standards set forth in Schedule 4.

1.4.2                     Sample Splitting

Samples of Wet Sand taken from the trucks used to deliver the Wet Sand to the Wet Sand Stock Pile Area are reduced to testing size according to ASTM C 702 (Standard Practice for Reducing Samples of Aggregate to Testing Size).  The sample shall be reduced using a riffle splitter (mechanical splitter) that has a minimum of twelve openings and is acceptable for use for fine aggregates.

The sample is split into four parts (respectively parts “#A”, “#B”, “#C” and “#D”) by allowing the material to fall through the chutes of the mechanical splitter in accordance to ASTM C 702 until a sample weight of approximately 300 grams is reached for parts #A, #B, #C, and #D.  Within twenty-four (24) hours of preparing each sample, SSS may collect parts #B, #C, and #D of each sample as properly labeled by Producer, including the date, time, and location of the sampling.  SSS shall hold parts #C and #D of each sample for a period of not less than twenty (20) days.

1.4.3                     Analysis to Determine Turbidity of Washed Dry Sand

Producer shall test part #A, and SSS shall have a right to test part # B, of the samples for turbidity (by Producer and SSS respectively) according to the “Field On-Site Turbidity Test” in accordance with Section 8.2 of API RP-56.

If either Party disputes the other Party’s turbidity analysis, that Party shall be entitled during the twenty (20) day period set forth in Section 1.4.2 to receive upon request one part of the remaining such samples for purposes of testing and analysis.  The received sample shall be tested by SSS according to the Field On-Site Turbidity Test in accordance with Section 8.2 of API RP-56.  After such testing (Test #C), if the results are still in dispute by either Party, part #D of such sample shall be analyzed by an Alternate

Schedule 7-5

Testing Lab agreed upon by Producer and SSS in accordance with ASTM standards.  The results of the analysis by the Alternate Testing Lab shall be binding upon the Parties with respect to such sample.

The costs of analysis by the Alternate Testing Lab with respect to a particular sample shall be borne by:

(a)                                 the Party initiating the dispute as to the results of the Test #C analysis of such sample, if the Alternate Testing Lab’s results with respect to such sample were equivalent to or more favorable to the non-initiating Party than the Test #C results with respect to such sample; or

(b)                                 the non-initiating Party, if the Alternate Testing Lab’s results with respect to such sample were more favorable to the initiating Party than the Test #C results with respect to such sample.

1.4.4                     Records of Turbidity Testing

Producer shall provide SSS with a written record of the results of all turbidity tests on any day performed under this Section 1.4.  Such record shall be delivered to SSS no later than the day following the tests.

Schedule 7-6

Schedule 8
Testing Procedures

1.                                      Tests to be Performed.

1.1.                            The “Commissioning Tests” shall consist of the following tests:

(a)                                 Controls test to ensure that the Dry Plant controls operate to control the Dry Plant;

(b)                                 Reliability test to ensure that the Dry Plant is capable of meeting the output requirement meeting the specifications set forth in Schedule 9 for each hour of a twenty-four (24) hour continuous period such that the total tons of Dry Sand produced during such twenty-four (24) hour period shall be no less than set forth in the Technical Specifications;

(c)                                  The Dry Plant can be operated in compliance with all applicable environmental standards;

(d)                                 All belt scales have been inspected by a qualified third party and are certified to be accurate within 1%, and all other scales have been inspected by a qualified third party and are certified to be accurate within ½%.

1.2.                            Each one of the Commissioning Tests may be run concurrently or in the order chosen by SSS.

1.3.                            During any Commissioning Test, the Dry Plant shall be in full compliance with the requirements of the Agreement and all applicable laws.

1.4.                            SSS shall give notice to Producer no less than two days before each Commissioning Test and, unless Producer opts not to attend a Commissioning Test, shall conduct all Commissioning Tests in the presence of Producer’s representatives.

2.                                      Reporting Results; Diagnosing Defects.

2.1.                            Promptly after completion of a successful Commissioning Test (or any re-run of such test), SSS shall advise Producer in writing of the results of the Commissioning Test.

2.2.                            If a Commissioning Test was unsuccessful, SSS shall consult with Producer and all relevant subcontractors to diagnose the defect or deficiency as quickly as possible.

3.                                      Re-Run of Commissioning Tests.

3.1.                            A failed Commissioning Test shall thereafter be re-run promptly and the procedure set forth in this Schedule 8 and shall be repeated until all Commissioning Tests have been satisfactorily completed and all such defects and/or deficiencies have been corrected.  Notwithstanding this provision, SSS may re-perform all Commissioning Tests at any time after reasonable notice to Producer.

Schedule 8-1

Schedule 9
Technical Specifications

The Dry Plant shall be constructed to and shall comply with the following Technical Specifications at all times:

•                  The Dry Plant shall be capable of processing Wet Sand to supply to Producer at least

•                  666 tons/Day of Dry Sand

•                  20,000 tons/Month of Dry Sand, and

•                  240,000 tons/Agreement Year of Dry Sand (on the basis of production twelve Months per Year).

•                  The Dry Sand Silos shall each be able to accommodate no less than 150 tons of Producer’s Dry Sand, which is the equivalent of 7.5% of the capacity of each of the Dry Sand Silos.

•                  The Byproduct Stock Pile Area shall be able to accommodate no less than 200 tons of Producer’s Dry Sand Byproduct.

•                  The Wet Sand Stock Pile Area shall be able to accommodate no less than 700 tons of Producer’s Wet Sand.

Schedule 9-1

Schedule 10
Site

The Site shall be SSS’s property located at 1058 13½ 14 Ave., US Highway 8, Almena, WI.

Schedule 10-1

Schedule 11
Governmental Approvals to be Obtained by Producer

None.

Schedule 11-1

Schedule 12
Specified Governmental Approvals to be Obtained by SSS

•                  Building permits

•                  Electrical permits

•                  Certificate of occupancy

•                  WDNR Stormwater and Erosion Control

•                  Air Permit

•                  Land Use Permits

Schedule 12-1

Schedule 13
Estimated Construction Schedule

The estimated Dry Plant Completion Date is November 30, 2012.

Schedule 13-1

Schedule 14
Notices

If to Producer:

Midwest Frac and Sands LLC
632 US Hwy 8
Turtle Lake , WI 54889
Attention: Matt Torgerson
If to SSS:

Superior Silica Sands LLC
6000 Western Place, Suite 465
Fort Worth, TX. 76107
Attention: Rick Shearer
President and CEO
With a copy to:

Superior Silica Sands
1400 Civic Place, Suite 250
Southlake, Texas 76092
Attention: Joe McKie

Schedule 14-1